Exhibit 10.1

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made and entered into as of December 31, 2024 (the “Effective Date”) by and among Global AI, Inc., a Nevada corporation publicly traded on OTC Markets with Symbol “GLAI” (“Acquirer”), Tectu Biz Ltd., a company organized under the laws of the State of Israel (the “Company”), and the shareholders of the Company set forth on Exhibit A attached hereto (the “Sellers”). Capitalized terms used herein are defined in Annex I attached hereto.

RECITALS

A.	The Sellers collectively hold or, at Closing (upon simultaneous completion of purchase of Company Shares from certain Company Shareholders), will hold one hundred percent (100%) of the issued and outstanding Company Shares.

B.	Upon the terms and subject to the conditions set forth in this Agreement, Acquirer desires to purchase from the Sellers and the Sellers desire to sell to the Acquirer the entire Company Share Capital comprising of 4,000,000 Company Shares (the “Acquired Shares”) owned by such Sellers, free and clear from any and all Encumbrances (the “Share Purchase”), such that, immediately following the consummation of the Share Purchase at the Closing and subject thereto, the Acquirer shall hold one hundred percent (100%) of the issued and outstanding share capital of the Company on a fully-diluted basis.

C.	The board of directors of the Company (the “Board”) has considered the terms and conditions of this Agreement and has unanimously determined that the terms and conditions of this Agreement and the terms and conditions of the transactions contemplated by this Agreement and the other Transaction Documents, including the Share Purchase (collectively, the “Transactions”), are advisable, fair to and in the best interests of the Company.

D.	The Board and the Company Shareholders have adopted (or, solely in the case of the Company Shareholders, shall have adopted prior to the Closing) the resolutions approving this Agreement, the Transactions and other matters, in the forms attached hereto as Exhibit B (the “Board Resolutions”) and Exhibit C, (the “Company Shareholders’ Resolutions”), respectively.

E.	The Acquirer, the Company and the Sellers desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and to prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article 1

THE SHARE PURCHASE

1.1 Purchase and Sale of Shares. At the Closing, on the terms and subject to the conditions set forth in this Agreement, the Sellers, severally and not jointly, and each one with respect to his/her portion of the Acquired Shares (as set out in Exhibit A) shall sell, assign, transfer and deliver to Acquirer, and Acquirer shall purchase from the Sellers, good and valid title in and to the Acquired Shares, free and clear from all Encumbrances, and with the benefit of all rights of whatsoever nature attaching or accruing to such Acquired Shares pursuant to the Charter Documents and Applicable Law.

1.2 Purchase Consideration. The aggregate consideration payable by Acquirer to the Sellers, subject to the Closing, shall be an amount equal to the Consideration. Each Seller shall be entitled to receive a portion of the total consideration in accordance with and based on the Spreadsheet. The Consideration shall remain unchanged, subject to adjustments for Leakage, if applicable.

1.3 Treatment of Other Securities. Under this Agreement, the Acquirer will not assume any rights to purchase, acquire or receive any other forms or types of securities convertible or exercisable into, or exchangeable for, Company Shares held by any Person.

1.4 No Acceleration. Prior to the Closing, the Company shall not exercise any discretion to accelerate the vesting of any Company Options or Company Promised Options, whether in connection with the Transactions or otherwise, without the prior written consent of Acquirer.

1.5 Treatment of Company Options.

(a) No Company Option shall be assumed by, continued in effect, or be replaced by the Acquirer. At the Closing, each unexercised Company Option, whether vested or unvested, shall be cancelled and become null and void and all commitments and obligations of the Company towards each Company Optionholder or Company Promised Option shall be terminated, extinguished and cancelled. Each Company Optionholder shall provide, prior to the Closing, an option surrender agreement as required under Section 9.7(e) hereunder against such Company Optionholder’s participation in the Acquirer Incentive Plan in accordance with the same terms applicable to such Company Optionholder as of the Effective Date, unless otherwise agreed between the Acquirer and the Company prior to Closing.

(b) Promptly following the Effective Date, the Company, in coordination with the Acquirer and its counsel shall file with the ITA an application for a ruling confirming that the cancellation of Company Options and the subsequent participation of Company Optionholders in the Acquirer Incentive Plan will not result in an immediate tax event for the Company Optionholders and no withholding tax will be applicable (which ruling may be subject to customary conditions regularly associated with such a ruling and which may include additional issues which are raised by the ITA in light of the factual background of the ruling request) (the “Option Tax Ruling”). The Company shall cause its legal counsel, accountants and other advisors, to coordinate activities in relation to obtaining the Option Tax Ruling with the Acquirer and its legal counsel, accountants and advisors, including with respect to written or oral submissions, meetings with the ITA, as may be necessary, proper and advisable. Subject to the terms and conditions hereof, the Company and the Acquirer shall cooperate to promptly take, or cause to be taken, all commercially reasonable actions necessary, appropriate or advisable under Applicable Law to obtain the Option Tax Ruling as promptly as practicable. For removal of doubt, the foregoing obligation to cooperate with the Acquirer does not create an obligation on the Company to accept the Acquirer’s position with respect to any matter related to the Option Tax Ruling.

(c) In the event that it becomes apparent that the Option Tax Ruling will not be received within a reasonable time and may create substantial delays in the consummation of the Closing, the Company, in coordination with the Acquirer and its counsel, shall seek to receive prior to the Closing, and if its possible an interim tax ruling or other written confirmation from the ITA confirming that the Acquirer, the Company, the Paying Agent and anyone acting on their behalf shall be exempt from Israeli withholding Tax in relation to the cancellation of Company Options and the subsequent participation of Company Optionholders in the Acquirer Incentive Plan (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Interim Option Tax Ruling”).

(d) The acceptance or non-acceptance of any taxation decision by the ITA does not negate the rights of any Company Optionholder to participate in the Acquirer’s Incentive Plan and receive options thereunder. To the extent that tax is applied on the cancellation of the Company Options and/or the granting of new options by the Acquirer, such tax liability shall be borne and paid by the Company Optionholder. The Company Optionholders are set out in Schedule 1.5 hereto.

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1.6 Adjustments. In the event of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into share capital), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Shares occurring after the Effective Date and prior to the Closing, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such share split, reverse share split, share dividend, reorganization, reclassification, combination, recapitalization or other like change.

1.7 Withholding; Certain Tax Matters.

(a) Each of Acquirer, the Paying Agent (as defined below), the Company and anyone acting on their behalf (each, a “Payor”) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as such Payor determines in its sole discretion is required to be deducted or withheld therefrom or in connection therewith under any Applicable Law, including, without limitation, the Israeli Income Tax Ordinance. To the extent such amounts were so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding were made. The relevant Payor shall, as soon as practicable, provide to such person written confirmation of the amount so deducted or withheld and remitted to the Governmental Authority. Notwithstanding the foregoing, with respect to Israeli Tax, any amount payable to Sellers (each a “Payee”) under this Agreement, at the Closing shall be paid and retained by the Paying Agent for the benefit of such Payee for a period of up to one hundred eighty (180) days from the Closing (or, with respect to any amounts payable or other consideration deliverable after the Closing, one hundred eighty (180) days from the date on which such amount, or portion thereof, is related to an Israeli Seller) or an earlier date required in writing by such Payee or as otherwise requested by the ITA (the “Withholding Drop Date”) (during which time no amount shall be withheld from amounts paid to the Paying Agent, except as provided below or as requested by the ITA) and during which time, such Payee may obtain (or, if one already exists, present to the Paying Agent) a Qualified Withholding Certificate. In the event that no later than three (3) Business Days prior to the Withholding Drop Date a Payee submits to the Paying Agent a Qualified Withholding Certificate, the Paying Agent shall act in accordance with the provisions of such Qualified Withholding Certificate, subject to any deduction and withholding required to be deducted and withheld under any provision of state, local or foreign Tax law (other than Israeli Tax law). If a Payee: (x) does not provide the Paying Agent with a Qualified Withholding Certificate no later than three (3) Business Days prior to the Withholding Drop Date, or (y) submits a written request to the Paying Agent to release the amounts held by the Paying Agent to such Payee, prior to such time and fails to submit a Qualified Withholding Certificate at or before such time, then the amount to be withheld and transferred to the ITA from the amounts payable to such Payee, shall be calculated according to the applicable withholding rate as shall be determined by the Paying Agent in accordance with the Applicable Law, and calculated in NIS based on a US$:NIS exchange rateknown on the date the payment is actually made to such recipient. Such amount shall be delivered or caused to be delivered to the ITA by the Paying Agent, and the Paying Agent shall release to such Payee the balance of the amount due to such Payee that is not so withheld, and the Paying Agent shall provide the Payee with a confirmation, issued by the applicable Governmental Authority, of the withholding amount and the timely remittance thereof. In the event that the Paying Agent receives a demand from the ITA to withhold any amount out of the consideration payable to any of the Sellers and transfer it to the ITA prior to the Withholding Drop Date, Acquirer or the Paying Agent (1) shall notify such Seller of such matter promptly after receipt of such demand, and provide such Seller within reasonable time (but in no event less than 21 days, unless otherwise explicitly required by the ITA or under any applicable Law) to attempt to delay such requirement or extend the period for complying with such requirement as evidenced by a written certificate, ruling or confirmation from the ITA, and (2) to the extent that any such certificate, ruling or confirmation is not timely provided by such Seller to the Paying Agent, transfer to the ITA any amount so demanded, and such amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Seller.

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1.8 Rights Not Transferable. The rights of the Sellers as of immediately prior to the Closing are personal to each such Seller and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution or the Charter Documents. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

1.9 Further Assurances. If, at any time before or after the Closing, any of the Acquirer or the Company believes or is advised that any further instruments, deeds, assignments or assurances are necessary or desirable to consummate the Transactions or to carry out the purposes and intent of this Agreement at or after the Closing, then Acquirer, the Company, the Sellers and their respective Affiliates, officers and directors, as applicable, shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things necessary or desirable to consummate the Transactions and to otherwise carry out the purposes and intent of this Agreement so long as such action is not inconsistent with this Agreement.

1.10 Spreadsheet. Prior to the Closing, the Company shall prepare and delivered to Acquirer a final form of the Spreadsheet (including, such supporting documentation, information and calculations as reasonably requested by Acquirer to verify and determine the calculations, amounts and other matters set forth in the Spreadsheet, including any Leakage if applicable).

1.11 No Leakage.

(a) The Company and each Seller hereby undertakes to the Acquirer that, between the Locked Box Date and the Closing Date, neither they nor any of their Affiliates has received or will receive any payment or other transfer of value constituting Leakage, other than payments in respect of Permitted Leakage, and undertake that the Company has not made nor will make any such payment or transfer.

(b) In the event of any breach of the undertaking given pursuant to Section 1.11(a) not taken into account in the calculation of the Closing Payment, each of the relevant Sellers shall indemnify and hold the Acquirer harmless for and from any such Leakage (other than Permitted Leakage). This indemnification will be by way of a reduction in the consideration set out in this Agreement or in accordance with the provisions of Article 11 as applicable, and in any case does not exceed it.

1.12 Outstanding Loan and Lien.

(a) At the Closing, an amount of NIS 400,000 out of the Closing Payment shall be allocated to the Loan (as defined below). For the purposes of this Section 1.2, the term “Loan” shall mean that certain loan agreement, dated March 16, 2023 which was assigned prior to the Closing to Ari by the original lenders thereunder (the “Outstanding Loan” and the “Loan Agreement”). As of the Closing, the Outstanding Loan shall be owned by the Acquirer as lender under and in accordance with the terms of the Loan Agreement.

(b) In any event, at or prior to the Closing Date, the Company shall cause the removal or submission of applicable duly executed forms for de-registration of that certain lien registered at the Registrar as lien No. 1 (the “Lien”).

Article 2

CLOSING MATTERS

2.1 The Closing. Upon the terms and subject to the conditions set forth herein, the Closing shall take place simultaneously with the satisfaction or waiver of all of the conditions set forth in Article 8 and Article 10 (excluding conditions that, by their terms, are intended to be satisfied only at the Closing, virtually by the electronic exchange of signature pages, or such other time, date or place as agreed to in writing by Acquirer and the Company. All deliveries to be made or other actions to be taken at the Closing shall be deemed to occur simultaneously, and no such delivery or action shall be deemed complete until all such deliveries and actions have been completed or the relevant parties have agreed to waive such delivery or action.

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2.2 Prior Conditional Closing. For removal of doubt, it is specifically acknowledged that Closing is conditional, inter alia, on the execution of two additional agreements by the parties until the Closing that are an integral part of this Agreement: (a) the Sellers’ Employment Agreement, and (b) an Option Agreement as part of the Acquirer Incentive Plan (including an Israeli Appendix) which regulates the receipt of the Sellers’ Incentive Securities and incentive securities to Company Optionholders (amounting together to an aggregate number of 5,745,000 options to purchase shares of common stock of the Acquirer under terms to be agreed) (the “Binding Agreements”).

2.3 Payment Procedures.

(a) At least five (5) Business Days prior to the Closing Date the Sellers and the Company shall prepare in good faith and deliver to the Acquirer a Spreadsheet dated as of the Closing (the “Closing Spreadsheet” or “Spreadsheet”), setting forth (together with any other information required to be included), as of the Closing Date:

(i) any Leakage (and Permitted Leakage) made or expected to be made from the Locked Box Date until the Closing;

(ii) calculation of the Closing Payment;

(iii) the capitalization table of the Company, as of immediately prior to the Closing;

(iv) the amount in cash and any Stock Consideration (if applicable) to be paid to each Seller at the Closing and wiring instructions with respect to each Seller; and

(v) the amount to be paid for the purchase of the Outstanding Loan.

(vi) The Founders’ Bonus, to the extent paid.

(b) The Closing Spreadsheet shall include reasonable detail as to the calculations set forth therein. For the purpose of allowing the Acquirer to review the Closing Spreadsheet, the Sellers and the Company shall make available to the Acquirer reasonable access to the books, records and relevant employees of the Company and the auditors of the Company (including their working papers).

(c) On the Closing, Acquirer shall (i) deposit the Closing Payment, with a reputable Israeli company providing paying agent services whose identity is agreed by the Acquirer and the Company or such other bank or trust company as mutually reasonably agreed by Acquirer and Company (the “Paying Agent”), and (ii) instruct the Paying Agent to (A) pay by wire transfer of same-day funds (net of any withholding amounts pursuant to Article 1, if applicable) the amount of cash to which each applicable Seller is entitled pursuant to the Closing Spreadsheet; and/or (B) deliver to each applicable Seller such portion of Stock Consideration (if required by the Paying Agent, after receipt of evidence of payment of applicable Israeli Taxes or receipt of a Qualified Tax Withholding Certificate) pursuant to the Closing Spreadsheet; in each case after such Seller submits a Shareholder Letter of Transmittal and all Certificates (or an affidavit of loss in respect of such Certificates pursuant to Section 2.2(g)) to the Paying Agent or to the Acquirer. For avoidance of doubt, the Paying Agent will not be required to pay any amount of cash or transfer and deliver any part of Stock Consideration (if any) payable to the applicable Seller unless such Seller has submitted a Shareholder Letter of Transmittal. Exchange Procedures. As soon as commercially practicable, Acquirer shall cause the Paying Agent to mail or otherwise deliver to the applicable Seller, to the address set forth opposite such Seller’s name on the Spreadsheet, a shareholder letter of transmittal in the form attached hereto as Exhibit D (the “Shareholder Letter of Transmittal”). Upon receipt by the Paying Agent of a Certificate (or an affidavit of loss in respect of such Certificate pursuant to Section 2.2(g)), together with a duly completed and executed Shareholder Letter of Transmittal and such other documents required in accordance with the Shareholder Letter of Transmittal, the applicable Seller shall be entitled to receive from the Paying Agent, the amount payable pursuant to Section 2.2(a) in respect of the total number of Company Shares represented by the Certificate. Any Certificate so surrendered shall be cancelled. Until properly surrendered, after or simultaneously with the Closing, each Certificate will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the amount payable pursuant to Section 2.2(a) in respect of the total number of Company Shares represented by such Certificate. No portion of the Consideration shall be paid to any Seller unless and until the holder of record of such Certificate shall have surrendered such Certificate (or delivered an affidavit of loss in respect of such Certificate pursuant to Section 2.2(g)) and delivered to the Paying Agent a duly completed Shareholder Letter of Transmittal and such other documents required in accordance with the Shareholder Letter of Transmittal. No interest will accrue on any amounts of the Consideration.

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(d) Transfers of Ownership. If any cash amount payable pursuant to Section 1.2 is to be paid to a Person other than the Person to which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Acquirer or any agent designated by it any transfer Taxes or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquirer or any agent designated by it that such Tax has been paid or is not payable.

(e) No Liability. Notwithstanding anything to the contrary contained herein, neither the Payor nor any party hereto shall be liable to any Person for any amount duly paid to a Governmental Authority pursuant to any Applicable Law.

(f) Allocation of Closing Payment. The Closing Payment shall be paid to the Sellers in accordance with the allocations set forth under the Spreadsheet. Notwithstanding anything to the contrary herein, each Payor shall be entitled to rely entirely upon the Spreadsheet in connection with the making of the payments pursuant to this Agreement and no Payor shall have any responsibility or liability with respect to such allocation, or payment made in accordance therewith.

(g) No Further Rights in Company Shares. The applicable portion of the Consideration paid (or payable) in respect of the Acquired Shares to be assigned and transferred hereunder in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Acquired Shares.

(h) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such cash as may be required pursuant to this Section 2.3 in respect of such Certificate; provided that Acquirer or the Paying Agent may, in its discretion and as a condition precedent to the issuance thereof, require the record holder of such Certificate to execute an indemnification agreement, in reasonable form and subject to customary terms and conditions, to Acquirer as indemnity against any claim that may be made against Acquirer, the Paying Agent or any of their respective Affiliates, representatives or agents with respect to such Certificate.

Article 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in the Disclosure Schedule of the Company addressed to Acquirer, to be delivered to Acquirer within five (5) Business Days from the execution of this Agreement (the “Company Disclosure Schedule”) referencing a representation or warranty herein (unless the relevance to other representations and warranties can be reasonably apparent), and each of which exceptions shall also be deemed to be representations and warranties made by the Company under this Article 3), the Company represents and warrants to Acquirer as follows:

3.1 Organization and Good Standing. The Company is a company duly organized and validly existing under the laws of the State of Israel. The Company is not a “breaching company” (within the meaning of Section 362A of the Israeli Companies Law), nor has it received any written notice or warning from the Registrar regarding the intention thereof to declare the Company as such. The Company has the requisite corporate power to own, lease and operate its assets and properties and to carry on the Company Business. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties or the nature of its business make such qualification or license necessary to the Company Business, except where the failure to be so qualified or licensed would not have a Material Adverse Change. A list of the jurisdictions in which the Company is so qualified is set forth in Section 3.1 of the Disclosure Schedule. The Company has delivered to Acquirer complete and correct copies of its Charter Documents as amended through (and including) the date of this Agreement. All such Charter Documents of the Company are in full force and effect, and the Company is not in material default (with or without notice or the lapse of time, or both) under, or in material breach or violation of, any provision of the respective Charter Documents. The Company has made available to Acquirer complete and correct copies of the minutes of all meetings of the shareholders of the Company, all meetings of the Board of the Company and all meetings of each committee of the board of directors (or comparable governing bodies) of the Company, as required by it. The annual fees and annual reports of the Company payable or due to the Registrar have been duly paid or filed to date.

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3.2 Subsidiaries. The Company does not own or control, directly or indirectly, any interest or any other right in any other corporation, association, or other business entity.

3.3 Power, Authorization and Validity.

(a) Power and Authority; Enforceability. The Company has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under the Transaction Documents and to consummate the Transactions. The execution and delivery of the Transaction Documents and the consummation of the Transactions have been duly authorized by all corporate action on the part of the Company, its directors and shareholders, to the extent required under any Applicable Law or the Charter Documents. This Agreement and the other Transaction Documents, when executed by the Company, will have been duly executed and delivered by the Company and will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) Board Approval. Without derogating from the generality of the foregoing, the Board Resolutions approved this Agreement, the Transactions and the other matters set forth in the Board Resolutions in accordance with any applicable provisions of Israeli Law and the Charter Documents.

(c) Company Shareholders’ Approval. Without derogating from the generality of the foregoing, the requisite majority of the Company Shareholders, by the Company Shareholders’ Resolution, have approved this Agreement, the Transactions and the other matters set forth in the Company Shareholders’ Resolutions in accordance with any applicable provisions of Israeli Law, the Charter Documents and any or any Contract to which the Company or the Company Shareholders are a party.

(d) No Consents. The execution, delivery and performance of the Transaction Documents and the consummation of the Transactions do not and will not require the consent, approval, Order or authorization by, release or waiver of, or registration, qualification, declaration or filing with, or notice to, any Governmental Authority or any other Person, on the part of the Company, except any filings required to be made to the Registrar.

3.4 Capitalization of the Company.

(a) The authorized capital of the Company is NIS 10,000, divided into 10,000,000 Ordinary Shares, par value NIS 0.01 each. There are no Company Shares owned by the Company or in the Company’s treasury. Section 3.4(a) of the Company Disclosure Schedule sets forth, as of the Effective Date, a true, correct and complete table of all of the issued and outstanding share capital of the Company on a fully diluted basis (the “Capitalization Table”). The Capitalization Table accurately sets forth the information required to be set forth therein, after giving effect to all anti-dilution and similar adjustments in accordance with the Charter Documents or any Contract to which the Company is a party or by which the Company is bound. All issued and outstanding shares of Company Share Capital have been, and any Company Shares heretofore issued is or will be, prior to the Closing, duly authorized, validly issued, fully paid and non-assessable and free and clear of any and all Encumbrances, outstanding subscriptions, preemptive rights, rights of first refusal or “put” or “call” rights created by Applicable Law, the Charter Documents or any Contract to which the Company or the Company Shareholders is each a party, or by which the Company (or any of its assets), or the Company Shareholders is each bound. All issued and outstanding Company Securities were issued in compliance with all Applicable Law and all requirements set forth in the Charter Documents and any applicable Contracts to which the Company is a party or by which the Company or any of its applicable assets is bound. There is no outstanding Liability for dividends accrued and unpaid by the Company. No issued and outstanding Company Security is subject to repurchase or redemption (contingent or otherwise). The Company is not under any obligation to register under the Securities Act, applicable Israeli securities laws or the rules and regulations promulgated thereunder, any other Applicable Law or “blue sky” laws, any shares of Company Share Capital or any other Company Securities.

(b) Section 3.4(b) of the Company Disclosure Schedule sets forth, as of the Effective Date, a true, correct and complete list of all holders of outstanding Company Options and Company Promised Options, including (i) the name of each such holder and his or her state or country of residence, (ii) the number and type of Company Shares subject to each Company Option or Company Promised Option, as the case may be, (iii) the number of such shares that are vested or unvested, (iv) the “date of grant” of such Company Option or Company promised Option, as the case may be, (v) the vesting commencement date, the vesting schedule (and the terms of any acceleration thereof), (vi) the exercise price per share, (vii) the expiration date, (viii) whether each such Company Option or Company promised Option, as the case may be, was granted and is subject to Tax pursuant to Section 3(i) or Section 102 of the Israeli Income Tax Ordinance, (ix) confirmation that each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and (x) with respect to any holder of Company Options or Company Promised Option that is a “U.S. Person” (as defined under Section 7701(a)(30) of the Code), (x) whether such Company Option or Company promised Option, as the case may be, is an incentive stock option or a non-qualified stock option with respect to such holder and (y) confirmation that the per share exercise price of each Company Option was no less than the fair market value (within the meaning of Section 422 of the Code, in the case of each Company Option intended to qualify as an “incentive stock option”, and within the meaning of Section 409A of the Code, in the case of each other Company Option). In addition, Section 3.4(b) of the Company Disclosure Schedule indicates which holders of outstanding Company Options are not employees of the Company (including non-employee directors, contractors, vendors, service providers or other similar Persons), including a description of the relationship between each such Person and the Company.

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(c) There are no outstanding share appreciation rights or other rights issued by the Company that are linked in any way to the value of the Company or any part thereof.

(d) Except as set forth on the Capitalization Table and in the Charter Documents, there are no outstanding share capital, securities that are convertible or exercisable into, or exchangeable for, shares of the Company or any other rights to acquire such share capital or securities (all of the above, “Company Securities”), or options, warrants, rights (including conversion, preemptive rights, rights of first refusal or similar rights) or any Contract for the purchase or acquisition of any Company Securities or that could require the Company or, to the Company’s knowledge, any of the Sellers to issue, sell, transfer, or otherwise cause to be outstanding any Company Securities. There are no outstanding or authorized share appreciation, phantom share, profit participation, or other similar rights with respect to which the Company is obligated. Except as set forth on Section 3.4(d) of the Company Disclosure Schedule, and to the Company’s knowledge, no Company Securities are held in escrow and there are no voting trusts, proxies, or other agreements or understandings with respect to the holding in trust of, or with respect to the voting rights attached to, the Company Securities, and other than the Charter Documents, there are no Contracts to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, preemptive rights, co-sale rights or “drag-along” rights) of any Company Securities, or Contracts that may limit the transfer of Company Securities. As a result of the consummation of the transactions contemplated by this Agreement, as of and subject to the Closing, Acquirer will be the sole record and beneficial holder of all issued and outstanding Company Shares and all rights to acquire or receive any Company Shares, whether or not such Company Shares are outstanding.

(e) The Company Shareholders and the Company have entered or, prior to the Closing, will enter into agreements terminating, or have validly consented to the termination of, effective as of the Closing, any agreements granting management, board observation or information rights to such holders (to the extent such agreements will not terminate in accordance with their terms and without any action on the part of any party thereto or any other Person upon the consummation of the Transactions). The shareholders’ agreement existing between the Sellers and other Company Shareholders who are not parties to this Agreement shall, by the Closing, be terminated upon satisfaction of the condition set forth in Section 8.4.

(f) Except as set forth in Section 3.4(f) of the Disclosure Schedule, the Company has not entered into or approved any equity-related bonus arrangement that would be triggered in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions.

3.5 No Conflict. Except as set forth of in Section 3.5 of the Company Disclosure Schedule, the execution, delivery and performance of the Transaction Documents by the Company and the consummation of the Transactions on part of the Company do not and will not (i) result in any conflict with, or (with or without notice or lapse of time, or both) a termination, acceleration, cancellation, breach, impairment or violation of, constitute a default or give rise to the rights of others (including rights of termination, cancellation or acceleration) under: (a) the Charter Documents, (b) any judgment, injunction, order, writ, decree or ruling of any court or other Governmental Authority, (c) any Applicable Law, or (d) any Company Material Contract; or (ii) result in the creation of any Encumbrance upon any of the assets, properties or rights of the Company or the suspension, revocation, forfeiture or nonrenewal of any permit or license applicable to the Company.

3.6 Litigation. Except as set forth on Section 3.6 of the Company Disclosure Schedule, there is no Action pending or, to the Company’s knowledge, threatened, against the Company or any of its respective assets or properties (or, to the knowledge of the Company, against any officer, director, employee, consultant, contractor or agent of the Company in its capacity as such), or to which the Company is otherwise party (or to the knowledge of the Company, otherwise affecting the Company), or that questions the validity of any of the Transaction Documents or the right of the Company to enter into them or to consummate the Transactions. There are currently no outstanding claims, and to the knowledge of the Company, there is no basis for any claim, for indemnification by the Company of any director or officer of the Company or of any other Person. There is no Order outstanding against the Company or any of its respective assets or properties (or, to the knowledge of the Company, against any officer, director, employee, consultant, contractor or agent of the Company in its capacity as such), or, to the knowledge of the Company, that is otherwise materially applicable to, or materially affects the Company. There is no Action by the Company pending or which the Company intends to initiate.

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3.7 Taxes.

(a) Except as set forth on Section 3.7(a) of the Company Disclosure Schedule, the Company has (i) properly completed and timely filed (taking into account any valid extensions of time) with the appropriate Tax Authorities all Tax Returns required to be filed by it prior to the Closing Date, (ii) has timely paid all Taxes required to be paid by it (whether or not shown on any Tax Return), and (iii) has no Liability for Taxes in excess of the amounts so paid. All such Tax Returns were complete and accurate in all respects and have been prepared in compliance with Applicable Law. There is no claim for Taxes that has resulted in an Encumbrance against any of the assets of the Company.

(b) The Company has delivered to Acquirer true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of the Company.

(c) The Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Company for periods (or portions of periods) through the Company Balance Sheet Date. The Company does not have any Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business consistent with past practice following the Company Balance Sheet Date.

(d) To the Company’s knowledge, no Tax Return of the Company has ever been examined or audited by any Governmental Authority. The Company has not received from any Governmental Authority any: (i) written notice indicating an intent to open a Tax audit or other review; (ii) written request for information related to Tax matters; or (iii) written notice of deficiency or proposed Tax adjustment. No written claim or legal proceeding is pending or threatened against the Company in respect of any Tax. There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. Except as set forth in Section 3.7(d) of the Disclosure Schedule, no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company.

(e) There is (i) no pending procedure, proceeding or contest of any refund or deficiency in respect of material Taxes pending or on appeal with any Governmental Authority, (ii) no extension of any statute of limitations on the assessment of any material Taxes granted by the Company currently in effect and (iii) no agreement to any extension of time for filing any material Tax Return that has not been filed.

(f) the Company has complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes from payments made or deemed made to any Person and have duly and timely withheld and paid over to the appropriate Tax Authority all amounts required to be so withheld and paid under all Applicable Laws. The Company is in compliance with, and its records contain all information and documents necessary to comply with, in all material respects, all applicable information reporting and withholding requirements under all applicable Tax laws.

(g) the Company is duly registered for the purposes of Israeli value added tax and has complied in all respects with all requirements concerning value added Taxes (“VAT”). The Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law, 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) has collected and timely remitted to the relevant Tax Authority all output VAT which it is required to collect and remit under any Applicable Law and (iii) has not received a refund for input VAT for which it is not entitled under any Applicable Law.

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(h) the prices and terms for the provision of any property or services by or to the Company are at arm’s length and all related documentation if required by such Applicable Laws has been timely prepared or obtained and, if necessary, retained.

(i) neither the Company nor any Seller is subject to any restrictions or limitations pursuant to Part E2 of the Israeli Income Tax Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2.

(j) to the knowledge of the Company, the Company does not and has never participated or engaged in, without timely reporting to the Israeli Tax Authority, any transaction listed in Section 131(g) of the Israeli Income Tax Ordinance and the Israeli Income Tax Regulations (Reportable Tax Planning), 5767-2006 promulgated thereunder. The Company does not and has never taken a Tax position that is subject to reporting under Section 131E of the Israeli Income Tax Ordinance without timely and properly reporting such Tax position, to the Israeli Tax Authority. The Company has never obtained a Tax opinion that is subject to reporting under Section 131D of the Israeli Income Tax Ordinance without timely and properly reporting such Tax opinion, to the Israeli Tax Authority.

(k) the Company is not and has never been a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(l) to the knowledge of the Company, the Company is not or has never been subject to Tax in any country other than its country of incorporation by virtue of being treated as a resident of or having a permanent establishment (as defined in an applicable double taxation treaty) or other place of business in that country. No claim has ever been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(m) the Company is not or has never benefited from “Approved Enterprise”, “Benefitted Enterprise” or “Preferred Enterprise” status under the Israeli Law for Encouragement of Capital Investments, 1959.

(n) the Company has never received any “taxation decision” (hachlatat misui) from the ITA.

3.8 Company Financial Statements; No Undisclosed Liabilities.

(a) The Company has delivered to Acquirer its audited financial statements for 2023 (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, together with the audited financial statements that will be provided to the Acquirer prior to the Closing, the “Financial Statements”). The Financial Statements (i) were prepared, in all material respects, in accordance with the books and records of the Company as of their respective dates, (ii) complied with applicable accounting requirements with respect thereto as of their respective dates, (iii) fairly and accurately present, in all material respects, the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments), (iv) the copies of the Financial Statements provided to the Acquirer are true, correct and complete, and (v) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved. The transactions entered in the Financial Statements represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects.

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(b) Except as set forth in the Financial Statements, the Company does not have any Liability other than (i) those set forth or provided for in the balance sheet included in the Company’s last unaudited quarterly financial statements prior to the Effective Date (such date, the “Company Balance Sheet Date” and such balance sheet, the “Company Balance Sheet”), and (ii) those incurred since the Company Balance Sheet Date in the ordinary course of business and, individually or in the aggregate, are not material in nature or amount. Except for Liabilities reflected in the Financial Statements, the Company has no material off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company. All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP consistently applied. Without limiting the generality of the foregoing, the Company is not under an obligation to guarantee any debt or other obligation of any other Person.

(c) Section 3.8(c) of the Company Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which the Company maintains accounts and the names of all Persons authorized to make withdrawals therefrom.

(d) The accounts receivable of the Company (the “Accounts Receivable”) as reflected on the Company Balance Sheet arose in the ordinary course of business and represent bona fide claims against debtors for sales and other charges and have been collected or are collectible in the book amounts thereof. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s past practice and are sufficient to provide for any losses that may be sustained on realization of the applicable Accounts Receivable. The Accounts Receivable arising after the Company Balance Sheet Date and before the Closing Date, (i) arose or shall arise in the ordinary course of business, (ii) represented or shall represent bona fide claims against debtors for sales and other charges and (iii) have been collected or are collectible in the book amounts thereof. To the knowledge of the Company, none of the Accounts Receivable is subject to any claim of offset, recoupment, set-off or counterclaim and, to the knowledge of the Company, there are no facts or circumstances (whether asserted or un-asserted) that could give rise to any such claim. No amount of Accounts Receivable is contingent upon the performance by the Company of any obligation or Contract other than warranty. No Person has any Encumbrance on any Accounts Receivable as of the Effective Date. No agreement for deduction or discount has been made with respect to any Accounts Receivable. Section 3.8(d) of the Company Disclosure Schedule sets forth, as of thirty (30) days prior to the Effective Date, an aging of the Accounts Receivable in the aggregate, and indicates the amounts of allowances for doubtful accounts and warranty returns. In addition, Section 3.8(d) of the Company Disclosure Schedule sets forth, as of thirty (30) days prior to the Effective Date, such amounts of Accounts Receivable that are subject to asserted warranty claims by customers.

(e) Neither the Company, the Company’s independent auditors nor, to the knowledge of the Company, any current or former employee, consultant or director of the Company, has identified or been made aware of any fraud, whether or not material, that involves the management, or other current or former employees, consultants or directors of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing. Neither the Company nor, to the knowledge of the Company, any Company representative has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its or their internal accounting controls or any material inaccuracy in the financial statements of the Company, as the case may be.

(f) Except as set forth in the Financial Statements, the Company does not have any Liability other than (i) those set forth or provided for in the Company Balance Sheet, (ii) Liabilities who are not required to be set forth in the Financial Statement under the accounting principles under which they were prepared, and (iii) those incurred since the Company Balance Sheet Date in the ordinary course of business and, individually or in the aggregate, are not material in nature or amount. There are no undisclosed liabilities of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that are not reflected or reserved against in the Financial Statements.

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3.9 Absence of Certain Changes or Events.

(a) Since January 1, 2024 (the “Last Audited Statements Date”), the Company has conducted the Company Business only in the ordinary course and only in a manner consistent with past practice, and since the Last Audited Statements Date, there has not been, except as set forth in Section 3.9 of the Company Disclosure Schedule: (i) any Company Material Adverse Change, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of the Company Share Capital or any purchase, redemption or other acquisition by the Company of any of the share capital of the Company or of any options, warrants, calls or rights to acquire any share capital of the Company, (iii) any split, combination or reclassification of any share capital of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for any share capital of the Company, (iv)(A)(1) any grant by the Company of any loan or increase in compensation, perquisites or benefits or any bonus or award opportunity or (2) any payment by the Company of any bonus or award, in each case to any current or former director, officer, manager, employee, independent contractor or consultant of the Company (each, a “Participant”), (B) any grant by the Company to any Participant of any change of control, retention, severance, separation, termination or similar compensation or benefits, or any increase thereof, (C) any entry by the Company into, any amendment of or modification to, or any agreement to amend or modify (or announcement of an intention to amend or modify), or any termination of (1) any employment, bonus, deferred compensation, company option, equity appreciation right, performance unit, restricted stock unit, restricted share, profits interest, other equity or equity-based award, change of control, retention, severance, separation, termination, employee benefit, loan, indemnification, equity repurchase, consulting or similar Contract between the Company, on the one hand, and any Participant, on the other hand, (2) any Contract between the Company, on the one hand, and any Participant, on the other hand, the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement (alone or in combination with any other event), (3) any Contract between the Company, on the one hand, and any Participant, on the other hand, concerning non-competition, non-solicitation of Customers or employees, non-disclosure of information, ownership of IP rights or any other restrictive covenant or (4) any trust or insurance Contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to or in respect of any Participant (all such Contracts under this clause (C), collectively, “Benefit Agreements”), (D) any payment to any Participant of any compensation or benefit not provided for under any benefit plan or Benefit Agreement, other than the payment of normal cash compensation in the ordinary course of business consistent with past practice, (E) any other grant by the Company of any awards or rights under any benefit plan or Benefit Agreement (including the grant of Company Options, equity appreciation rights, performance units, restricted equity units, restricted shares or other equity or equity-based awards, or the removal of existing restrictions in any Contract, benefit plan or Benefit Agreement or awards made thereunder), (v) any material damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Change, (vi) any change in financial or Tax accounting methods, principles or practices by the Company, except insofar as may have been required by applicable Legal Requirement or a change in GAAP, (vii) any material Tax election or change in material Tax election or any settlement or compromise of any Tax liability or any Tax ruling applied for, negotiated or received by the Company from the ITA or any other Governmental Authority; an amendment of a Tax Return; any Tax petition, Tax complaint or administrative Tax appeal filed; any right to claim a Tax Refund surrendered or foregone; or any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment consented to, and (viii) application or negotiation for, or receipt of, a Government Grant.

(b) Since the Last Audited Statements Date, the Company has continued all pricing, sales, receivables, and payables practices in accordance with GAAP and in the ordinary course of business consistent with past practice and has not engaged in (i) any trade loading practices or any other promotional sales or discount activity with any Customers or distributors with the effect of accelerating to pre-Closing periods sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in post-Closing periods, (ii) any practice which would have the effect of accelerating to pre-Closing periods collections of receivables that would otherwise be expected (based on past practice) to be made in post-Closing periods, (iii) any practice which would have the effect of postponing to post-Closing periods payments by the Company that would otherwise be expected (based on past practice) to be made in pre-Closing periods or (iv) any other promotional sales, discount activity or deferred revenue activity, in each case in this clause (iv) in a manner outside the ordinary course of business or inconsistent with past practice or contrary to generally accepted industry practices. Since the Last Audited Statements Date, all software revenue recognized through resellers relates to software that has been installed with end users and there are no rights of return or any other refund provisions related to these sales.

(c) Since the Last Audited Statements Date, the Company has invested and made expenditures, including with respect to sales, marketing and development activities, in the ordinary course of business consistent with past practice of the Company.

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3.10 Title to, Condition and Sufficiency of Assets; Real Property. The Company has good and marketable title to, or valid leasehold interest in, all of its tangible properties, and interests in tangible properties and assets, real and personal, which are material to the Company Business, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except tangible properties and assets, or interests in tangible properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Company, as applicable, valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except Permitted Encumbrances.

(a) The assets and properties owned by the Company constitute all of the assets and properties that are material for the Company to conduct and operate the Company Business.

(b) (i) All tangible assets owned or leased by the Company are in the possession of the Company and, as applicable with respect to leased assets, at the Leased Real Property. Such tangible assets are in reasonable operating condition and repair (ordinary wear and tear and depreciation excepted) and are suitable for the use to which they are intended.

(c) Section 3.10 of the Company Disclosure Schedule identifies each real property or facility that is currently being leased by the Company (“Leased Real Property”). The Company has provided to Acquirer true, correct and complete copies of all leases, subleases and other agreements under which the Company uses or occupies or has the right to use or occupy, now or in the future, any Leased Real Property, including all modifications, amendments and supplements thereto. The Company does not own any real property. With respect to the Leased Real Property (i) the possession and quiet enjoyment of the Company of the Leased Real Property has not been disturbed and there are no disputes with respect to such Leased Real Property, (ii) no security deposit or portion thereof deposited with respect to such Leased Real Property has been exercised in respect of a breach of or default under the lease of such Leased Real Property that has not been re-deposited in full and (iii) the Company does not owe any brokerage commissions or finder’s fees with respect to such Leased Real Property. The physical condition of the Leased Real Property is free from any material defect and sufficient to permit the Company to conduct the Company Business, subject to the provision of usual and customary maintenance and repair performed in the ordinary course of business. The company does not own any real estate assets.

3.11 Intellectual Property.

(a) Other than as set forth under Section 3.11(a) of the Company Disclosure Schedule, the Company (i) owns or (ii) has the valid right or license to use, and, to the extent that it does any of the following, to develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, and dispose of all Company IP. “Company IP” means all Company-Owned IP and all other Intellectual Property used in the conduct of the Company Business. The Company IP is sufficient for the conduct of the Company Business. As used in this Agreement, “Company-Owned IP” means Intellectual Property that the Company owns or purports to own or is exclusively licensed to the Company.

(b) Other than as set forth under Section 3.11(b) of the Company Disclosure Schedule, to the best knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company IP by any third party, including any employee or former employee of the Company.

(c) To the best knowledge of the Company, neither the execution, delivery and performance of the Transaction Documents, nor the consummation of the Transactions will: (i) constitute a breach of or default under any instrument, license or other Contract pursuant to which the Company grants to any third party any rights in, to, or under any Company IP (the “Outbound Company IP Agreements”) or pursuant to which the Company receives licenses in, to, or under any third-party Intellectual Property Rights or to use any third-party Technology (the “Inbound Company IP Agreements”), (ii) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company IP, or (iii) impair the right of the Company to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, or dispose of any Company IP or portion thereof. There are no royalties, honoraria, fees or other payments payable by the Company to any third Person as a result of the use, license-in, manufacture, sale, offering for sale, copying, distribution, or disposition of any Company IP by the Company and none shall become payable as a result of the consummation of the Transactions. After the Closing, all Company-Owned IP will be fully transferable, alienable or licensable by the Company and Acquirer (after assigned to Acquirer) without restriction and without payment of any kind to any third party. Other than pursuant to Outbound Company IP Agreements, all of which are identified in Section 3.11(c) of the Company Disclosure Schedule, the Company has never authorized or granted to any third party any rights to use or otherwise exploit any of the Company-Owned IP.

(d) Section 3.11(d) of the Company Disclosure Schedule sets forth a list (by name and version number) of each of the products and services currently produced, manufactured, marketed, licensed, sold, or distributed by the Company and each product and service currently under development by the Company (each, a “Company Product or Service”). Neither the operation of the Company Business nor the use, development, manufacture, marketing, licensing, sale, offering for sale, distribution, or intended use of any Company Product or Service (i) has materially violated or violates any Inbound Company IP Agreements, or (ii) directly or indirectly (including via contribution or inducement) has infringed or misappropriated, infringes or misappropriates or will infringe or misappropriate any Intellectual Property of any other party. There is no pending, or to the knowledge of the Company, threatened, claim or litigation contesting the validity, enforceability, ownership or right of the Company to exercise any Company IP, nor to the knowledge of the Company, is there any legitimate basis for any such claim, nor has the Company received any notice asserting that any Company IP or the proposed use, development, manufacture, sale, offering for sale, licensing, or distribution thereof directly or indirectly (including via contribution or inducement) conflicts with or infringes or shall conflict with or infringe the rights of any other party, nor to the knowledge of the Company, is there any legitimate basis for any such assertion and the Company has never received any written notice or offer from any third party offering a license under any patents.

(e) Other than as set forth under Section 3.11(e) the Company Disclosure Schedule, none of the Company IP, the Company Products or Services, the Company is subject to any Action, Order, Contract or stipulation (i) restricting in any manner the use, distribution, transfer, or licensing by the Company of any Company IP or any Company Product or Service, or which may affect the validity, use or enforceability of any Company-Owned IP or (ii) restricting the conduct of the Company Business in order to accommodate Intellectual Property rights of a third party.

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(f) To the knowledge of the Company, and other than as set forth under Section 3.11(f) of the Company Disclosure Schedule, no current or former employee, consultant or contractor of the Company: (i) has been or is in violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any other party by virtue of such employee’s, consultant’s or contractor’s being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission, or (ii) has developed any Intellectual Property for the Company or during a period of time during which they were working for the Company that is subject to any Contract under which such employee, consultant or contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such Intellectual Property.

(g) The Company has taken all reasonable steps to protect, preserve and maintain the secrecy and confidentiality of the Company IP and to preserve and maintain all the Company’s interests, proprietary rights and trade secrets in the Company IP. All current and former officers, employees, consultants and contractors of the Company having access to proprietary information of the Company and to inventions owned by the Company, have executed and delivered to the Company an agreement regarding the protection of such proprietary information. To the best knowledge of the Company, there have been no breaches of such agreements. Other than as set forth under Section 3.11(g) of the Company Disclosure Schedule, the Company has obtained proprietary information and invention disclosure and assignment agreements, substantially in the form provided to Acquirer, from all current and former employees, consultant and contractors of the Company, pursuant to which: (i) the Company has obtained unencumbered, unrestricted and exclusive ownership of all Intellectual Property Rights therein; and (ii) the assignee waived all right, title and interest in and to all Intellectual Property Rights therein. Other than as set forth under Section 3.11(g) of the Company Disclosure Schedule, no current or former employee, officer, director, consultant or contractor of the Company has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP.

(h) Section 3.11(h) of the Company Disclosure Schedule sets forth a list and description of all Technology developed or otherwise owned by a third party that is incorporated into, integrated or bundled with, or used by the Company in the development, manufacture or compilation of any of the Company Products or Services and the applicable Contract therefor.

(i) Section 3.11(i) of the Company Disclosure Schedule contains a true and complete list of all Israel, international and foreign (i) patents and patent applications (including provisional applications), (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (iii) registered Internet domain names, and (iv) any other Intellectual Property that is, including in each case of (i) through (iv), the subject of an application, certificate, filing, registration or other document issued, filed, or recorded by or with any Governmental Authority or quasi-governmental authority anywhere in the world, including Internet domain name registries, which are owned by, registered or filed in the name of, the Company, and where applicable the jurisdiction in which each of the items of the Company IP has been applied for, filed, issued or registered (collectively, the “Company Registered IP”). All Company Registered IP are subsisting and, to the knowledge of the Company, valid and enforceable, and the Company is the record owner thereof. Section 3.11(i) of the Company Disclosure Schedule sets forth a list of (A) all actions that are required to be taken by the Company within six (6) months of the Effective Date with respect to any of the Company Registered IP in order to avoid prejudice to, impairment or abandonment of such Company Registered IP and (B) all inter parties proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere else in the world) related to any of the Company IP. The Company is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the Company Business, including the sale, licensing, distribution or provision of any Company Products or Services by the Company.

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(j) The Company owns all right, title and interest in and to all Company-Owned IP, free and clear of all Encumbrances and licenses, other than licenses and rights listed in Section 3.11(j) of the Company Disclosure Schedule.

(k) The Company has not (i) granted any third-party exclusive rights to or under any Company-Owned IP or (ii) transferred ownership of any Intellectual Property that is or was owned by the Company, to any third party.

(l) Other than as set forth under Section 3.11(l) of the Company Disclosure Schedule, no government funding or other incentives, facilities or resources of a university, college, other educational institution or research center, or funding from third parties (other than funds received in consideration for Company Share Capital) (“Government Grant”) was used in or received for the development of the Company Products or Services or any Company-Owned IP and the Company has not requested to receive any such funding or incentives.

(m) Other than as set forth under Section 3.11(m) of the Company Disclosure Schedule, no Open Source Materials have been incorporated into, combined with or distributed with any Company Products or Services.

(n) The Company is not or has never been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company-Owned IP.

(o) The Company has provided adequate notice of privacy practices in their privacy policy or policies, which policy or policies (and the periods such policy or policies have been in effect) are set forth in Section 3.11(o) of the Company Disclosure Schedule. The Company’s privacy policies are available on the Internet websites owned, maintained or operated by the Company (collectively, the “Company Websites”). The Company’s privacy practices conform in all material respects to its privacy policies. The Company has complied with all Applicable Law and its commitments under any Contract (“Company Privacy Commitments”), relating to the collection, storage, access, receipt, holding, control, use, processing and transfer of any “personal data” (within the meaning of Article 4(1) of the GDPR or Section 7 of the Israeli Protection of Privacy Law, 1981) and any other information that is personal and identifiable (including in combination with other information available to the Company) and other end user or data subject information, including employee data (collectively, “Data”). The Company’s privacy policies conform in all material respects to all of the Company’s contractual commitments to third parties and the viewers of Company Websites. In addition, the Company has provided adequate notice and obtained, or made reasonable effort to ensure the applicable controller obtained, any necessary consents required for the collection, receipt, holding, access, maintaining, storage, processing, control or use of Data. The execution, delivery and performance of this Agreement will not cause, constitute, or result in a breach or violation of any Applicable Laws or Company Privacy Commitments. As far as the Company transfers Data to countries other than Israel and/or EEA Member States it applies the relevant legal requirements including Article 44 GDPR principles (as far as EEA data subjects are concerned). The Company Websites and all materials distributed or marketed by the Company have at all times made all disclosures required by Applicable Law, and none of such disclosures made or contained in any Company Website or in any such materials have been inaccurate, misleading or deceptive or in violation of any Applicable Law. No claims have been asserted or, to the knowledge of the Company, are threatened against the Company by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights. With respect to all Data, the Company has taken all steps reasonably necessary (including implementing industry standard compliance monitoring and technical, organizational and physical security) to ensure that the Data is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of the Company, there has been no unauthorized access to or other misuse of that information. Section 3.11(o) of the Company Disclosure Schedule describes all of the Company’s databases, as defined pursuant to the Israeli Protection of Privacy Law, 1981, and whether such databases are registered with any Governmental Authority.

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(p) The Company represents and warrants that it is, and has at all times been, compliant in all material respects with the European Union Artificial Intelligence Act (the “EU AI Act”) if and to the extent in effect and applicable to Company Business, including all applicable provisions relating to the development, use, deployment, and sale of artificial intelligence systems. The Company further represents that in all material respects: (i) any AI systems developed, used, or sold by the Company meet all relevant, in effect and applicable requirements under the EU AI Act, including but not limited to requirements for risk assessment, transparency, accountability, and accuracy, The Company has in place appropriate data governance policies to ensure the lawful collection, use, and processing of data used by its AI systems, including compliance with applicable data protection and privacy regulations. To the best of the Company’s knowledge, no investigations, claims, or enforcement actions related to compliance with the EU AI Act are pending or threatened by any regulatory body, and the Company has instituted reasonable policies and procedures to ensure ongoing compliance with the EU AI Act. The Company agrees to notify the Acquirer promptly of any anticipated changes to its AI systems or AI-related policies that may materially impact its compliance with the EU AI Act or any other applicable regulations concerning artificial intelligence.

3.12 Contracts, Agreements, Arrangements, Commitments and Undertakings. Section 3.12 of the Company Disclosure Schedule set forth a list, divided by the appropriate lettered and numbered sub section set forth below, of each of the following Contracts to which the Company is a party or to which the Company or any of its respective assets or properties is bound (any Contract set forth or required to be set forth in Section 3.12 of the Company Disclosure Schedule pursuant to this Section 3.12, a “Company Material Contract”):

(a) any Contract providing for payments by the Company or to it individually in excess of US$20,000 or US$50,000 in the aggregate or more during any twelve (12) month period;

(b) any Contract that requires performance by it for more than one year from the date hereof and that is not terminable by the Company without penalty on notice of thirty (30) days or less;

(c) any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or that evidences any Encumbrance on assets, properties or rights, or that evidences a leasing transaction of a type required to be capitalized in accordance with GAAP;

(d) any Contract under which it leases any Leased Real Property;

(e) any dealer, distributor, business partner, OEM (original equipment manufacturer), VAR (value added reseller), SI (system integrator), sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for any Company Product or Service or Company-Owned IP;

(f) any joint venture, partnership, strategic alliance, teaming or similar Contract;

(g) save for as restricted or limited under Applicable Law, any Contract materially restricting or limiting the ability of the Company to (i) engage in any aspect of its business, (ii) participate or compete in any line of business or market, (iii) freely set prices for any Company Product or Service or Company-Owned IP (including most favored customer pricing provisions), (iv) engage in any business in any market or geographic area or that grants to any third party any exclusive distribution rights, rights of refusal or rights of first negotiation with respect to any Company Product or Service or Company-Owned IP, or (v) provide products or services to or from any geographic area (including any offshoring restrictions);

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(h) any (i) Outbound Company IP Agreement (other than Contracts for sales of a Company Product or Service in the ordinary course of business) or (ii) Inbound Company IP Agreement (other than licenses of software generally available to the public);

(i) any Contract providing for the development of Intellectual Property for (or for the benefit or use of) the Company;

(j) any Contract providing for indemnification with respect to infringement of any third-party Intellectual Property Rights by the Company (other than pursuant to an Outbound Company IP Agreement identified in Section 3.12(h) of the Company Disclosure Schedule or not required to be identified therein);

(k) any Contract of guarantee, financial support or assumption of the obligations, Liabilities, or debt of any other Person;

(l) (i) any Contract for indemnity of any director or officer, or (ii) any Contract requiring the Company to make a payment to any director, officer, employee, consultant or contractor of the Company on account of the Transactions or any Transaction Document;

(m) any Contract with any labor union, works council, employee representation group or similar labor organization, or any collective bargaining agreement;

(n) any Contract in which the officers, directors, managers, employees, or shareholders of the Company is directly interested;

(o) any Contract pursuant to which the Company has (i) acquired a business or Entity, or assets of a business or Entity, or (ii) disposed of any material assets or properties, in each case whether by way of merger, consolidation, purchase of shares, purchase of assets or otherwise;

(p) any Contract with a Governmental Authority; or

(q) any Contract under which the Company’s entering into this Agreement or the consummation of the Transactions shall give rise to, or trigger the application of, any rights of any third party or any obligations of the Company that would come into effect upon the consummation of the Share Purchase;

(r) any power of attorney other than routine powers of attorney relating to representation before any Governmental Authority.

(s) any other Contract which the Company reasonably believes is material to the Company.

A true and complete copy of each agreement or document required by these subsections (a)-(s) of this Section 3.12 to be listed on Section 3.12 of the Company Disclosure Schedule has been delivered to Acquirer or its counsel.

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3.13 No Default; No Restrictions.

(a) The Company has performed all of the material obligations required to be performed by it under each Company Material Contract to which it is a party. To the knowledge of the Company, each of the Company Material Contracts is in full force and effect (except for any Company Material Contract terminated in accordance with its terms), except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The Company is not in any material breach, violation or default under any Material Contract, where such breach would result in a Material Adverse Change on the business, financial condition or results of operations of the Company, taken as a whole. To the knowledge of the Company, no other party to a Material Contract has materially breached, violated or defaulted under any Material Contract and, to the knowledge of the Company, no circumstance exists that, with notice or lapse of time or both (including the Transactions), would (i) constitute a default by any party thereto or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Company Material Contract, (B) the right to accelerate the maturity or performance of any obligation of the Company under any Company Material Contract, or (C) the right to cancel, terminate or modify any Company Material Contract. The Company has never received any written notice regarding any actual or possible violation or breach of or default under, or explicit intention to cancel, terminate or modify, any Company Material Contract.

(b) Except as listed in Section 3.13(b) of the Company Disclosure Schedule, the Company is not a party to, and no asset or property of the Company is bound or affected by, covenant or Contract (non-compete or otherwise) that restricts or prohibits, or purports to restrict or prohibit, the Company or, following the Closing, Acquirer, from freely engaging in the Company Business or from competing anywhere in the world (including any Orders, covenants or Contracts restricting the geographic area in which the Company may sell, license, market, distribute or support any products or Technology or provide services or restricting the markets, customers or industries that the Company may address in operating the Company Business or restricting the prices which the Company may charge for its products, Technology or services (including most favored customer pricing provisions)), or includes any grants by the Company of exclusive rights or licenses, rights of refusal, rights of first negotiation or similar rights.

(c) Section 3.13(c) of the Company Disclosure Schedule sets forth each Contract of the Company with any agent, reseller broker or finder under which the Company has an outstanding obligation to make payments. Other than as listed in Section 3.13(c) of the Company Disclosure Schedule, the Company does not have any obligation to any Person for payment of any amounts (such as without limitation retainer, commission and fees) on account of any pipeline, opportunity, lead, referral or the like. Resellers, yet no obligations is outstanding since the conditions for such payments have not been met.

3.14 Compliance with Laws and Other Instruments.

(a) The Company is, and has been, in compliance, in all material respects, with any Applicable Law (including export, import and other trade compliance laws). The Company has not received any written notice of or been charged with the violation of any law and, to Company’s knowledge, there is no threatened action or proceeding against the Company under any Applicable Law. The Company is not in violation of or default under (i) any provisions of the Charter Documents, and (ii) any order, writ, injunction, decree or judgment of any court of competent jurisdiction or any governmental department, commission or agency, domestic or foreign, issued against it and that was brought to its attention, to which it is subject or by which it is bound, in all material respects. The Company has obtained all franchises, permits, licenses, consents and any similar authorizations that are material to the Company Business under Applicable Law, and is in compliance, in all material respects, with such franchises, permits, licenses, consents and similar authorizations. Without limiting the generality of the foregoing, and except as listed in Section 3.14 of the Company Disclosure Schedule, the Company has not and is not using or developing, or otherwise engaged in, encryption technology or other technology whose development, commercialization or export is restricted, and the conduct of the Company Business does not require obtaining a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, or from the Israeli Ministry of Economy pursuant to the Law of Regulation of Security Exports, 2007.

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(b) All products or services developed, produced, marketed, licensed, sold, distributed, delivered or performed by or on behalf of the Company and all of the Company Products or Services and the Company’s business comply in all material respects with all applicable laws, orders, injunctions and decrees of applicable Governmental Authorities. The design, manufacturing, storage, distribution, packaging, labeling, sale, recordkeeping and other activities by the Company relating to the Company Products or Services have been conducted, and are currently being conducted, in compliance in all material respects with the applicable requirements of applicable laws and regulations. The Company has not received written notice or threat of commencement of action by any Governmental Authority to withdraw its approval of (if required) or to enjoin production or manufacture of the Company Products or Services at any facility. The Company Products or Services are in material compliance with all applicable classification, registration, listing, marking, tracking, reporting, recordkeeping and audit requirements of any relevant Governmental Authority.

(c) Neither the Company nor, to the Company’s knowledge, any officer, director, employee, consultant or agent purporting to act on behalf of the Company or any Person performing services on behalf of the Company in the course of performing services for the Company (each, an “Associated Person”) has, directly or indirectly: (i) made, offered to make, provided or paid any unlawful contributions, gifts, entertainment or other unlawful expenses to any candidate for political office, or failed to disclose fully any such contributions in violation of any Applicable Law, (ii) made, or offered to make, any payment to any local, state, federal or any other type of governmental officer or official, or other Person charged with similar public or quasi-public duties, other than payments required or allowed by Applicable Law (including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended to the extent applicable to the Company), (iii) made, or offered to make, any payment to any agent, employee, officer or director of any Person to which the Company does business or accepted or solicited any payment from any Person in each case for the purposes of influencing such Person to do business with the Company or influencing the Company to do business with such Person or to obtain or retain any advantage in the conduct of business of the Company, (iv) engaged in any transactions, maintained any bank account or used any corporate funds, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Company, or (v) made, offered to make, accepted or solicited any payment in the nature of criminal bribery or any other payment in violation of any Applicable Law or engaged in any activity, practice or conduct which would constitute an offence under any applicable anti-corruption or anti-money laundering law. Neither the Company nor, to the Company’s knowledge, any Associated Person is the subject of any investigation, inquiry or enforcement action related to any anti-corruption laws.

3.15 Certain Transactions and Agreements.

(a) Section 3.15(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the directors and officers of the Company as of the date hereof, including their name and title.

(b) None of the employees, officers or directors of the Company, nor any Company Shareholder, nor, to the knowledge of the Company, any immediate family member or Affiliate of any of the foregoing (i) is, except as set forth in Section 3.15(b) of the Company Disclosure Schedule, indebted to the Company and, except as set forth in Section 3.15(b) of the Company Disclosure Schedule, the Company is not indebted (or committed to make loans or extend or guarantee credit) to any of them (other than advances for employees’ expense reimbursement in the ordinary course of business), (ii) to the Company’s knowledge, has any direct or indirect interest in any Contract or proposed transaction with the Company (except for employment relations and/or compensation for services as an officer, director or employee thereof), or (iii) to the Company’s knowledge, has any direct or indirect ownership interest in any Entity or business with which the Company is affiliated or with which the Company has a business relationship, or that competes with the Company (except for passive ownership of less than one percent (1%) of the issued and outstanding share capital of any such publicly traded company) or (iv) has any interest in any material property, real or personal, tangible or intangible (including any Company IP or any other Intellectual Property), that is used in, or that pertains to, the Company Business (except for the rights of a shareholder under Applicable Law).

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3.16 Employees.

(a) The Company has provided to Acquirer each employment, consulting, contracting, severance or other similar Contract and any other benefit plan or arrangement, each loan to an employee and each plan, program, policy, practice, Contract or other arrangement providing for insurance coverage (including any self-insured arrangements that are clearly identified as such, and any stop-loss insurance policies issued in connection with such self-insured arrangements), workers’ benefits, vacation benefits, pension arrangement and any other provident fund, termination pay, severance benefits, retention, disability benefits, death benefits, hospitalization benefits, medical benefits, sickness benefits, dental benefits, vision care benefits, relocation benefits, cafeteria benefits, child/dependent care benefits, sabbatical, retirement benefits, deferred compensation, profit-sharing, bonuses, commissions, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants, contractors or directors that is currently in effect, maintained or contributed to by the Company and which covers any current or former employee, consultant, contractor or director of the Company or to which the Company has or may have an obligation to contribute. Such Contracts, plans, programs, policies, practices and arrangements as are described in this Section 3.16(a) of the Company Disclosure Schedule are hereinafter collectively referred to as “Company Benefit Arrangements.”

(b) the Company is, and has been, in compliance, in all material respects, with Applicable Law, Contracts, and Orders, relating to labor, employment and fair employment practices (including termination of employment), including all Applicable Laws, Contracts and Orders relating to, among others, hiring, discharge and/or terms and conditions of employment, discrimination in employment, privacy, harassment, sexual harassment, retaliation, compensation matters, use of agency workers, worker classification (including employee-contractor classification and the proper classification of employees as exempt employees and nonexempt employees under the Working Hours and Rest Law, 5711-1951, the Fair Labor Standards Act and similar Applicable Laws), engagement with service providers (including in the field of cleaning, catering, security and protection) wages and hours, overtime hours and overtime payment, meal and rest breaks, working during rest days, working during nights, sick leave, annual leave, prior notice, severance payment, notice to employees, disability rights or benefits, pension arrangements, equal opportunity, workers’ compensation employee leave issues, labor relations, occupational safety and health and employment practices, engagement of youth or foreign employees, work visas and/or employment authorization, and is not engaged in any unfair labor practice. The Company has timely deducted and withheld all amounts required by Applicable Law or by Contract to be deducted or withheld from the wages, salaries, and other payments to employees, consultants or contractors, has timely transferred all amounts required by Applicable Law or by Contract to transfer to any Company Benefit Arrangement or any Governmental Authority, and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company has paid in full to all employees, contractors and consultants all wages, salaries, fees, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, contractors and consultants. The Company is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice that are not overdue). There are no pending claims against the Company under any Company Benefit Arrangements, workers compensation plan or policy or for long-term disability. There are no controversies, Actions, investigations or audits pending, threatened or reasonably anticipated (A) between the Company and any of its respective current or former employees, consultants or contractors, or (B) with respect to the employment policies or practices of the Company, or (C) in connection with any Company Benefit Arrangement or the employment or engagement of any employee, consultant or contractor, and there have been no such controversies, Actions, investigations or audits in the past. A complete list of all employees of the Company, including their names, status, employing entity, actual scope of employment (e.g., full or part time), overtime classification (i.e. exempt or non-exempt from the overtime requirements under any Applicable Law), title and/or job description, work location, start date, compensation, base compensation (monthly base salary or hourly wage rate, and overtime consideration as applicable), profit sharing, deferred compensation, commission/bonuses (including method of calculation and amounts received in the last two (2) years), shares and any other incentive payments and all fringe benefits, including, vacation entitlement and accrued vacation or paid time-off balance, travel pay or car maintenance or car entitlement, sick leave entitlement and accrual, recuperation pay entitlement and accrual, entitlement to pension arrangement and/or any other provident fund (including manager’s insurance and education fund), their respective contribution rates and the base salary for such contributions, whether such employee is subject to the Section 14 Arrangement under the Israeli Severance Pay Law, 5723-1963 (the “Section 14 Arrangement”) (and, to the extent such employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of their employment and on the basis of their entire salary), notice period entitlement, legal status for purposes of eligibility to work in the jurisdiction in which they perform their services, last date of compensation increase and its amount and any other potential liability that is borne by the Company with respect to each of the listed employees with respect to any entitlement, is set forth in Section 3.16(b) of the Company Disclosure Schedule. All past and present employees of the Company have executed the Company’s employment agreement or offer letters and restrictive covenants’ agreement substantially in the Company’s standard form as in effect from time to time.

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(c) A complete list of all Company Contractors and their names, engaging entity, start date, fees/consideration, commission/bonuses and other entitlements, prior notice entitlement, and whether individual or engagement through an entity is set forth in Section 3.16(c) of the Company Disclosure Schedule. Except as set forth in Section 3.16(c) of the Company Disclosure Schedule, all current and former Company Contractors have been properly classified as independent contractors. The Company does not engage any personnel through manpower or other third-party agencies.

(d) Each employee or Company Contractor is legally permitted to work in the jurisdiction and location he or she is working in. Except as set forth in Section 3.16(d) of the Company Disclosure Schedule, no current or former employee, consultant or contractor of the Company is or was engaged by the Company, without a written contract or without executing an agreement concerning intellectual property, confidentiality and non-compete. Other than the employees’ salary, the employees of the Company are not entitled to any payment or benefit that may be reclassified as part of their determining salary for all intent and purposes, including for their social contributions. All employees of the Company are legally permitted to be employed by the Company in the jurisdiction in which such employee is employed in their current job capacities for the maximum period allowed under Applicable Law. The Company does not have any Contracts for the employment or engagement of employees, consultants or contractors that are not terminable on minimum statutory notice under Applicable Law or within thirty (30) days of notice (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). All agreements which provide for the confidentiality of proprietary information, assignment of inventions, or post-employment restrictive covenants are legally binding and enforceable against the relevant Person in accordance with their respective terms. As of the date hereof, the Company does not have, and to the knowledge of Company, no other Person has, (i) entered into any Contract that obligates or purports to obligate the Company or Acquirer to make an offer of employment or other engagement to any present or former employee, consultant or contractor of the Company and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee, consultant or contractor of the Company of any terms or conditions of employment or other engagement with Acquirer following the Closing.

(e) The Company is not a party to or bound by any labor agreement or collective bargaining agreement, work rules or practices, or any other labor-related agreement or arrangement with any labor union, labor organization, employee representation group or works council, and no employees, consultants or contractors are represented by a labor union, labor organization, employee representation group or works council with respect to their employment or provision of services to the Company. No labor union, labor organization, works council or other collective group of employees, consultants or contractors has made a demand for recognition or certification with respect to the Company, and there are no representation or certification proceedings or applications seeking a representation or certification proceeding pending or, to the knowledge of the Company, threatened to be brought or filed before any Governmental Authority. The Company is not or has never been a member of any employers’ association or organization. The Company has never paid, is not required to pay or has never been requested to pay any payment (including professional organizational handling charges) to any employers’ association or organization. There is, and prior to the date hereof there has been, no union organizing activities among employees, consultants or contractors of the Company. The Company is not obligated under and no employee of the Company benefits from any extension order (tzavei harchava) except for extension orders which generally apply to all employees in Israel. There is no pending, or to the knowledge of the Company, threatened work stoppage, lockout, labor grievance, arbitration, labor dispute, slowdown or labor strike against or affecting the Company. To the knowledge of the Company, neither the Company nor any of its respective representatives, agents or employees, consultants or contractors has committed any unfair labor practice, and the Company does not have any labor disputes. The Company has no knowledge of any facts indicating that the consummation of the Transactions shall have a material effect on such labor relations, and has no knowledge that any of its employees, consultants or contractors intends to terminate their relationship with the Company. There are no pending, or, to the knowledge of the Company, threatened, efforts to certify any Person as the collective bargaining agent of all or some of the employees, consultants or contractors of the Company.

(f) All contributions due from the Company with respect to any of the Company Benefit Arrangements have been timely made under the terms of the applicable Company Benefit Arrangement and any Applicable Law, or there is a period of time remaining for such contributions to be timely made. The Company’s obligations to provide statutory severance pay to its employees pursuant to the Israeli Severance Pay Law, 5723-1963 and vacation pursuant to the Israeli Annual Leave Law, 5711-1951 and any personal employment agreement have been satisfied or have been fully funded by contributions to appropriate insurance funds or if not required by any source to be funded, accrued on the Company’s Financial Statements. No further contributions shall be due or shall have accrued thereunder as of the Closing Date (other than contributions accrued in the ordinary course of business after the Company Balance Sheet Date as a result of the operations of the Company after the Company Balance Sheet Date). Except as set forth in Section 3.16(f) of the Company Disclosure Schedule, the Section 14 Arrangement was properly applied in accordance with the terms of the general permit issued by the Israeli Minister of Labor regarding all former and current employees of the Company who reside in Israel based on their full salaries and from their commencement date of employment. The Company does not have unsatisfied obligations of any nature to any of their former employees, consultants or contractors, and their termination was in compliance with all Applicable Laws and Contracts.

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(g) The Company does not have any Liability to any employee or to any organization or any other Entity as a result of the termination of any employee leasing arrangement.

(h) Other than (i) as specified under this Agreement, or (ii) unless otherwise indicated in Section 3.16(h) of the Company Disclosure Schedule, the Company is not a party to any: (i) Contract with any Person (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of the Share Purchase or any of the other Transactions, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment (other than as required by Applicable Law) or (ii) Company Benefit Arrangement, any of the benefits of which shall be increased, or the vesting of benefits of which shall be accelerated, by the occurrence of the Share Purchase or any of the other Transactions, or any event subsequent to the Share Purchase such as the termination of employment of any person, or the value of any of the benefits of which shall be calculated on the basis of any of the Transactions. The Company does not have any obligation to pay any amount or provide any benefit to any former director, officer, employee, consultant or contractor other than obligations (x) for which the Company has established a reserve (or purchased an insurance policy listed in Section 3.19 of the Company Disclosure Schedule) for such amount on the Company Balance Sheet and (y) pursuant to Contracts entered into after the Company Balance Sheet Date and disclosed in Section 3.16(h)of the Company Disclosure Schedule. Other than as specified under this Agreement, the Company has never made any promise or representation to any employee (including leased employees) or Company Contractors regarding continued employment or services after the Closing, or regarding any terms of employment or engagement not listed the Company Disclosure Schedule.

(i) No director, officer, employee, consultant or contractor of the Company is in violation of (i) any Contract or (ii) any restrictive covenant relating to the right of any such Person to be employed by or render services to the Company or to use trade secrets or proprietary information of others. No director, officer, employee, consultant or contractor of the Company has received an offer to join a business that may be competitive with the Company Business. Neither the employment of any employee of the Company, nor the use by the Company of the services of any consultant or contractor subjects the Company to any Liability to any third party for improperly soliciting such employee, consultant or contractor to work for the Company, whether such Liability is based on contractual or other legal obligations to such third party.

(j) Other than as required under Applicable Law or under the Company’s option plan, the Company has not established or maintained any Company Benefit Arrangement or is required to maintain or contribute to any Company Benefit Arrangement by the Applicable Law or applicable custom or rule of the relevant jurisdiction, in each case outside of the State of Israel.

(k) Section 3.16(k) of the Company Disclosure Schedule lists as of the Effective Date each director, officer, employee, consultant or contractor of the Company who is not fully available to perform work because of disability or other leave and also lists, with respect to each such director, officer, employee, consultant or contractor, the basis of such disability or leave, the date of commencement of such leave and the anticipated date of return to full service.

3.17 Corporate Documents. The Company has delivered to Acquirer for examination all documents and information listed in the Company Disclosure Schedule or in any other exhibit, annex or schedule called for by this Agreement, including the following: (i) copies of the Charter Documents, (ii) the minute books containing all records of all proceedings, consents, actions and meetings of the Board or similar governing body and any committees thereof and shareholders and members of the Company and (iii) the shareholders register, option ledger and warrant ledger as of the date hereof. Such books, records and accounts of the Company (w) are true, complete and correct, in all material respects, and (x) have been maintained, in all material respects, in accordance with Applicable Law.

3.18 No Brokers. the Company is not obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of the Transaction Documents, or in connection with the Transactions.

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3.19 Insurance. The Company has in full force and effect insurance policies with extended coverage listed in Section 3.18 of the Company Disclosure Schedule, which are reasonably sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed and to insure the risks associated with the Company Business. All premiums due and payable under all such policies and bonds have been timely paid, and the Company is otherwise in compliance with the terms of such policies and bonds. All such policies (domestic and foreign) are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets, operations and businesses of the Company, of the kinds, in the amounts and against the risks required to comply with applicable Legal Requirement or under any Contract of the Company. The Company has not been refused any insurance with respect to any property or asset or any aspect of the operations of its business, and its coverage has not been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance. No notice of cancellation or termination has been received by the Company with respect to any such policy. The activities and operations of the Company have been conducted in a manner so as to conform to all applicable material provisions of such insurance policies. As of the date of this Agreement, all claims have been reported to the appropriate insurer and no claims have been denied coverage by any such insurer. The Company has no open claims being handled by any insurer subject to a reservation of rights letter or similar letter. The Company has no claims or events that could give rise to a claim that would be covered under an insurance policy but for which coverage was not purchased. The Company has delivered to Acquirer correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company.

3.20 Solvency. The Company is not bankrupt nor insolvent.

3.21 Representations Complete. None of the representations or warranties made by the Company herein or in any exhibit or schedule hereto, including the Disclosure Schedule, or in any certificate delivered by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

Article 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally and not jointly, represents and warrants to Acquirer solely in respect of himself, herself, as of the Effective Date and as of the Closing Date, as follows:

4.1 Organization; Power and Authority. Each Seller has legal capacity and all requisite power and authority to enter into this Agreement and any of the other Transaction Documents to which it is a party and to consummate the Transactions. To the extent such Seller is an entity, such Seller is duly organized, validly existing and in good standing (to the extent such concept exists) under the laws of the jurisdiction of its organization. Such Seller possesses all requisite corporate power and authority (to the extent such Seller is an entity) or requisite legal capacity (to the extent such Seller is a natural person) to enter into, execute, deliver and perform its obligations under this Agreement and any other Transaction Document to which it is a party and to carry out the Transactions that are required to be carried out by it.

4.2 Enforceability; No Conflict.

(a) To the extent such Seller is an entity, the execution and delivery by such Seller of this Agreement and any other Transaction Document to which it is a party, and the consummation of the Transactions, have been duly authorized by all necessary corporate action on the part of such Seller. This Agreement and the other Transaction Documents to which such Seller is a party, when executed by such Seller, will have been duly executed and delivered by such Seller and will constitute the valid and binding obligation of such Seller enforceable against such Seller in accordance with its respective terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery by such Seller of this Agreement and any other Transaction Document to which it is a party, and the consummation of the Transactions thereby, do not and will not (i) result in any conflict with, or (with or without notice or lapse of time, or both) a termination, acceleration, cancellation, breach, impairment or violation of, constitute a default or give rise to the rights of others (including rights of termination, cancellation or acceleration) under: (x) the governing documents of such Seller (if an entity), (y) any judgment, injunction, order, writ, decree or ruling of any court or other Governmental Authority or any Contract to which such Seller is a party or by which such Seller or any of its assets or properties are bound, or (z) any Applicable Law, or (ii) result in the creation of any Encumbrance upon any shares of Company Share Capital held by such Seller.

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4.3 No Consents. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller is a party, and the consummation of the Transactions thereby, do not require the consent, approval, Order or authorization by, release or waiver of, or registration, qualification, declaration or filing with, or notice to, any Governmental Authority or any other Person, on the part of such Seller.

4.4 Title to Shares. The Seller owns of record and beneficially the Company Shares as set forth opposite his, her or its name on the Spreadsheet, and has good and valid title to all of its Company Shares, free and clear of all Encumbrances and, at Closing, shall deliver to Acquirer good and valid title to all of its Company Shares to be assigned and transfer under this Agreement, free and clear of all Encumbrances and Taxes. Such Seller is not a party to any option, warrant, purchase right, or other Contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any Company Share Capital (other than this Agreement). Such Seller is not a party to any escrow, voting trust, proxy, or other agreement or understanding with respect to the holding in trust or the voting of any share capital of the Company, except as set forth on Section 4.4 of the Company Disclosure Schedule.

4.5 Waiver of Shareholder Rights. The applicable Seller hereby waives and agrees not to exercise any rights, including any notice rights, rights of first refusal, rights of consent or rights of co-sale that it has pursuant to the Charter Documents or under the Israeli Companies Law that would be applicable to the Transactions.

4.6 Investment Decision. The applicable Seller has received, has had ample opportunity to seek independent legal advice or other advice, to review and has reviewed, a copy of this Agreement, and such other documents and information as it has deemed appropriate to make its own analysis and decision to enter into this Agreement, and to sell the Company Securities owned by such Seller to Acquirer on the basis of such analysis. Such Seller has such knowledge and experience in business and financial matters to enable such Seller to understand and evaluate this Agreement, and form an investment decision with respect thereto, or has been given ample opportunity and has sought professional advice as to the contents of this Agreement, prior to executing this Agreement. The Seller acknowledges and agrees that this Agreement is executed voluntarily and without any duress or undue influence on the part of or on behalf of the parties hereto.

4.7 Transactions with Company Affiliates. The Seller has no direct or indirect ownership interest in any Person in which the Company has any direct or indirect ownership interest or with which the Company competes or has a business relationship.

4.8 Rights to Intellectual Property. The Seller owns no Intellectual Property used in the Company Business. The Seller has not transferred or conveyed all or any part of its, his or her direct or indirect ownership or control of, or direct or indirect interest in, any Intellectual Property used in the Company Business to any third party (other than the Company) during the 12-month period prior to the Effective Date.

4.9 Litigation. There are no actions, suits, arbitrations, mediations, proceedings or claims pending or, to the best knowledge of such Seller, threatened against such Seller that seek to restrain or enjoin the power or authority of such Seller to execute, deliver or perform the Transactions or the consummation of the Transactions.

4.10 Insolvency. Such Seller is not bankrupt or insolvent and has not proposed a voluntary arrangement or made or proposed any arrangement or composition with such Seller’s creditors or any class of such creditors, and no petition in respect of any such arrangement or composition has been presented. The consummation of the Share Purchase and the other Transactions shall not constitute a fraudulent transfer by such Seller under applicable bankruptcy and other similar laws relating to bankruptcy and insolvency of such Seller.

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4.11 Tax Withholding Information. All information provided or to be provided to Acquirer, or the ITA, by or on behalf of the applicable Seller or any other payee for purposes of enabling Acquirer, or the ITA, as applicable, to determine the amount to be deducted and withheld, if any, from the consideration payable to such Seller or Payee pursuant to this Agreement under Applicable Law is and will be true, accurate and complete when provided.

4.12 No Brokers. Such Seller is not obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of the Transaction Documents, or in connection with the Transactions.

Article 5

REPRESENTATIONS AND WARRANTIES OF ACQUIRER

Acquirer represents and warrants to the Company and the Sellers, as of the Effective Date and as of the Closing Date, as follows:

5.1 Organization; Power and Authority. Acquirer is a corporation duly organized and validly existing and in good standing under the laws of its jurisdiction of organization. Acquirer possesses all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and any other Transaction Document to which it is a party and to consummate the Transactions.

5.2 Enforceability; No Conflict.

(a) The execution and delivery of this Agreement and all other Transaction Documents to which Acquirer is a party, and the consummation of the Transactions, have been duly authorized by all necessary corporate action on the part of Acquirer. This Agreement and the other Transaction Documents to which the Acquirer is a party, when executed by Acquirer, will have been duly executed and delivered by Acquirer and will constitute the valid and binding obligation of Acquirer enforceable against Acquirer in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery by Acquirer of this Agreement and any other Transaction Document to which it is a party, and the consummation of the Transactions thereby, do not and will not result in any conflict with, or (with or without notice or lapse of time, or both) a termination, acceleration, cancellation, breach, impairment or violation of, constitute a default or give rise to the rights of others (including rights of termination, cancellation or acceleration) under: (x) the governing documents of the Acquirer, (y) any judgment, injunction, order, writ, decree or ruling of any court or other Governmental Authority or any Contract to which Acquirer is a party or by which Acquirer or any of its assets or properties are bound, or (z) any Applicable Law.

5.3 No Consents. Except as expressly contemplated by this Agreement, the execution, delivery and performance of this Agreement and the consummation of the Transactions do not and will not require the consent, approval, Order or authorization by, release or waiver of, or registration, qualification, declaration or filing with, or notice to, any Governmental Authority or any other Person, on the part of Acquirer.

5.4 No Brokers. None of the Acquirer or any of its Affiliates is obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of the Transaction Documents, or in connection with the Transactions, which shall impose any payment obligation on the Company or the Sellers.

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5.5 Litigation. There are no actions, suits, arbitrations, mediations, proceedings or claims pending or, to the best knowledge of Acquirer, threatened against Acquirer that seek to restrain or enjoin the power or authority of Acquirer to execute, deliver or perform the Transactions or the consummation of the Transactions.

5.6 Solvency. Acquirer is not bankrupt or insolvent and has not proposed a voluntary arrangement or made or proposed any arrangement or composition with Acquirer’s creditors or any class of such creditors, and no petition in respect of any such arrangement or composition has been presented. The consummation of the Share Purchase and the other Transactions shall not constitute a fraudulent transfer by Acquirer under applicable bankruptcy and other similar laws relating to bankruptcy and insolvency of Acquirer.

5.7 Sufficiency of Funds. Acquirer has, as of the Effective Date, and will have at Closing sufficient cash on hand or other sources of immediately available funds that together enable it to consummate the transactions contemplated by this Agreement and by the Transaction Documents and to perform its obligations hereunder and thereunder, including without limitation, to make payment of the Consideration.

Article 6

COVENANTS AND AGREEMENTS

6.1 Best Efforts to Close. Each of the Parties shall use reasonable best efforts to take cause to be taken promptly all actions necessary, proper or advisable to consummate and make effective Transactions as promptly as practicable. Each Party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts as may be necessary, proper or advisable for effecting completely the consummation of the Transactions.

6.2 Public Announcement. Upon execution of this Agreement, Acquirer may issue a press release announcing the proposed Share Purchase, subject to the Company’s prior written consent which shall not be unreasonably withheld. The Company’s prior consent shall not be required for any other notice, report and/or public submission which Acquirer is required to make in accordance with Applicable Law. Acquirer will provide the Company with a reasonable advance opportunity to review and comment on such press release, and shall, at its reasonable discretion, incorporate into such press release the comments provided by the Company. Prior to the publication of such initial press release, no Party to this Agreement shall make any public announcement relating to this Agreement or the Transactions (except as may be required by Applicable Law). Neither the Company nor any Seller shall issue any press release or make any public statement regarding the Share Purchase or Acquirer or Acquirer’s business without first consulting with Acquirer (including by providing Acquirer the opportunity to review and comment thereon) and obtaining Acquirer’s agreement to such press release or public statement, except as the Company or such Company Shareholder reasonably determines is required by Applicable Law (in which case it shall notify Acquirer a reasonable time in advance of any such press release or public statement and shall consider in good faith the comments of Acquirer).

6.3 Confidentiality. The Company and Acquirer each confirm that they have entered into the NDA and that they are each bound by, and shall abide by, the provisions of such NDA; provided that Acquirer shall not be bound by such NDA after the Closing. The existence and terms of the Transaction Documents and the Transactions shall constitute “Confidential Information” under such NDA. The Sellers hereby agree to be bound by the terms and conditions of the NDA to the same extent as though the Sellers were a party thereto. With respect to the Sellers, as used in the NDA, the term “Confidential Information” shall also include information relating to the Transaction Documents and the Transactions received by the Sellers after the Closing or relating to the period after the Closing. Without derogating from the generality of the foregoing, each Seller shall, and shall cause its respective directors, officers, employees, shareholders and Affiliates and any investment banker, attorney or other advisor or representative retained by any of them to hold the existence and terms of the Transaction Documents and the Transactions in strict confidence. The above confidentiality undertaking of a party shall not apply to information that becomes public through no act or omission of any party or through public disclosure by Acquirer in accordance with Section 6.2. Subject to the terms of this Agreement, the Acquirer, and the Sellers (the “Common Interest Parties”) may, share a mutual common interest in confidentially resolving certain Claims under Article 11 hereto and potentially defending against third parties in connection with the facts underlying such Claims (collectively, the “Common Interest Matters”). For that purpose, each Party may, at its discretion, share information concerning the Common Interest Matters. Such information may include factual or legal information, theories, mental impressions memoranda, including, but not limited to memoranda prepared by outside legal counsel, interview reports, and other documents, information, and materials relevant to those Common Interest Matters (the “Common Interest Information”). Such Common Interest Information may include communications and information protected by the attorney-client privilege, the attorney-work-product doctrine, and/or other privileges, protections, and rules of confidentiality. Nothing herein, nor the sharing of Common Interest Information, shall constitute or be construed as a waiver of any applicable privilege or protection. No Common Interest Party may waive any applicable privilege or protection that applies to Common Interest Information received from another Common Interest Party.

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6.4 Restrictive Covenants Agreement. As a material inducement for Acquirer to enter into this Agreement, and in further consideration for the consideration hereunder and in order to protect the value of the Company (including, without limitation, the goodwill inherent therein), prior to Closing, each Founder shall enter into a restrictive covenants agreement in form to be agreed between the Acquirer and the Company under which each Founder shall undertake obligations and covenants of non-compete, non-solicitation, non-disparagement and confidentiality (each a “Restrictive Covenants Agreement”).

6.5 Release. Effective upon and subject to the Closing (including, for the avoidance of doubt, fulfillment by Acquirer of all of its obligations hereunder and execution of the Binding Agreements), each Seller hereby irrevocably waives, releases and discharges the Company and the Acquirer and each of their respective Affiliates and representatives and officers, and the respective successors and assigns of the foregoing, of and from any and all Liabilities and obligations of any kind or nature whatsoever to the Seller in his, her or its capacity as a shareholder, officer, employee, investor, or contractor of the Company, whether arising under any Contract or otherwise at Applicable Law or in equity, and whether or not then known (excluding, in each case, any Liabilities or entitlements that arise (i) under this Agreement; (ii) pursuant to Seller’s employment or services agreement with the Company prior to the Closing; and (iii) under insurance policies of the Company arising prior to the Closing, and the Seller agrees that he, she or it will not seek to recover any amounts solely in connection therewith or thereunder from the Company, the Acquirer or any of their respective Affiliates or representatives or any of the successors or assigns of any of the foregoing.

6.6 Employee Matters.

(a) Amendment of Company Employment Arrangements. Prior to the Closing, the Company shall terminate the employment or consulting services of each individual who Acquirer expects to be a Non-Continuing Employee, effective as of no later than immediately prior to the Closing, and the Company shall pay all compensation and benefits owed (including, if applicable, any bonuses, commission, incentive compensation, accrued but unused vacation or paid time off that may be payable), and all severance pay or benefits (including to any acceleration of vesting) to such Non-Continuing Employees prior to the Closing; and obtain a release from each such Non-Continuing Employee in a form acceptable to Acquirer. The Company shall comply with all Applicable Law with respect to such terminations.

(b) No Employment Commitment or Plan Amendments. No provision of this Agreement is intended, or shall be interpreted, to provide nor create any third party beneficiary rights or any other rights of any kind or nature whatsoever in any Seller or any other Person, including any rights of employment for any specified period and/or any employee benefits, in favor of any employee, union, association, or any other Person, other than the parties hereto and their respective successors and permitted assigns, and all provisions hereof will be personal solely among the parties to this Agreement. In addition, no provision of this Agreement is intended, or shall be interpreted, to amend any term or condition of any Company-sponsored plan or any other employee related plan, program or policy of Acquirer, any subsidiary thereof or the Company.

6.7 Post-Closing Business Plan. Acquirer, the Company and the Founders shall prepare and agree on a post-closing business plan, to be adopted at the Closing (the “Business Plan”). The Business Plan shall include, inter alia, certain terms with respect to Acquirer’s investment in the Company following the Closing).

6.8 Tax Matters.

(a) Tax Cooperation. Each of the Acquirer, the Sellers and the Company shall cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns and any Action with respect to Taxes. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquirer, the Company and the Sellers agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Locked Box Date until the date which is ninety (90) days after the expiration of the statute of limitations of the respective Taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority. Notwithstanding anything to the contrary in this Agreement, Acquirer shall not be required to disclose to any Seller any consolidated, combined, affiliated or unitary Tax Return which includes Acquirer or any of its Affiliates or any Tax related work papers, except upon a reasonable request by the Seller and only to the extent required by a Seller for filing of its own Tax Returns (in which case the Acquirer shall make reasonably commercial efforts to provide the information required).

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(b) Transfer Taxes. All Transfer Taxes (including any interest and penalties) levied or imposed by any Governmental Authority in connection with the Transactions contemplated by this Agreement shall be paid by the Sellers (or the Company, as applicable) when due, and such Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Prior to the Closing, the Company will use commercially reasonable efforts to cause each Seller to further agree, upon request, to use his, her or its commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions contemplated by this Agreement.

(c) Acquirer and the Company acknowledge and agree that for U.S. federal income tax purposes, the taxable year of the Company will end at the end of the day on the Closing Date and, to the extent applicable Tax Laws in other jurisdictions so permit, Acquirer and the Company will elect to cause the taxable year of the Company and all subsidiaries of the Company to terminate on the Closing Date. The Company and the Sellers shall prepare or cause to be prepared all Tax Returns with respect to a Pre-Locked Box Date Tax Period (other than Tax Returns with respect to a Straddle Period, which are governed by the next sentence). Acquirer shall timely file or cause to be timely filed (taking into account all extensions properly obtained) all Tax Returns that are due after the Locked Box Date including Tax Returns that relate in whole or in part to a Straddle Period (each, a “Acquirer Filed Return”), and Acquirer shall timely remit or cause to be remitted any Taxes shown as due in respect of such Acquirer Filed Returns (subject to Acquirer’s right to indemnification pursuant to Article 11). To the extent any Acquirer Filed Return reports Taxes that could reasonably be expected to give rise to a claim of indemnification against the Sellers pursuant to this Agreement, each such Acquirer Filed Return shall be prepared in a manner consistent with the past practice of the Company except as otherwise required by Law. In the case of an Acquirer Filed Return that is an income Tax Return and which reports Taxes that could reasonably be expected to give rise to a claim of indemnification against the Sellers pursuant to this Agreement, Acquirer shall submit such Acquirer Filed Return to the Sellers for review and comment at least twenty (20) days prior to the due date (taking into account any extensions) for filing such Acquirer Filed Return (or, if such due date is within sixty (60) days following the Closing Date, as promptly as practicable following the Closing Date), and will not file any such Acquirer Filed Return without the consent of the Sellers, which consent will not be unreasonably withheld, conditioned or delayed.

(d) Acquirer will not (and will not permit their respective Affiliates to) (i) except for Tax Returns prepared and filed in accordance with Section 6.7(c), amend any Tax Returns of the Company or any subsidiary of the Company with respect to any Pre-Locked Box Date Tax Period, (ii) enter into a voluntary disclosure agreement regarding Taxes with respect to any Pre-Locked Box Date Tax Period or (iii) engage in any transaction on the Closing Date after the Closing outside the ordinary course of business of the Company, in each such case, except (A) with the prior written consent of the Sellers (which will not be unreasonably withheld, conditioned or delayed), (B) if such action is not reasonably expected to give rise to a claim of indemnification against any Seller pursuant to Article 11 or otherwise or (C) as part of any transactions contemplated hereby.

(e) With respect to any audit, litigation or other proceeding with respect to Taxes of the Company or any subsidiary of the Company (each, a “Tax Claim”) that relates solely to Pre-Locked Box Date Tax Periods and subject to the provisions of Article 11, the Company shall control such Tax Claim, including the defense and settlement thereof; provided, that, the Company (i) will keep Sellers reasonably informed concerning the progress of such Tax Claim, (ii) provide Sellers copies of all correspondence and other documents relevant to such Tax Claim and (iii) will not settle such Tax Claim without the consent of Sellers’ Majority (which consent shall not be unreasonably withheld, conditioned or delayed). Sellers will have the right to participate in the defense of any such Tax Claim and to employ counsel, at their own expense, separate from the counsel employed by the Company. The Company shall provide the Sellers with notice of any written proposed adjustments by the ITA, IRS or any other taxing authority that relate to any such Tax Claim within 60 days of the receipt of such proposed adjustment; provided that the failure or delay in providing such information will not reduce or affect the obligations of the Sellers hereunder unless the Sellers are actually prejudiced thereby.

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Article 7

PRE-CLOSING PERIOD

7.1 Access. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement pursuant to Article 10 below (the “Pre-Closing Period”), and upon reasonable advance notice to the Company, the Sellers and the Company shall (a) provide Acquirer its representatives with reasonable access during normal business hours to the Company’s personnel, facilities, properties, assets, existing books and records, Contracts, Permits and Tax, (b) maintain in operation, and provide access to, the data room made available by the Company to Acquirer and its representatives in connection with the transactions contemplated by this Agreement and (c) provide copies of books and records, Contracts, Permits and Tax Returns and other information regarding the Company’s business, properties and personnel as Acquirer may reasonably request; provided, however, that any such access shall be conducted at Acquirer’s expense, under the supervision of appropriate personnel of the Company and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby in accordance with the terms hereof and not to interfere unreasonably with the normal operation of the business of the Company. Nothing herein shall require the Company to disclose any information to Acquirer if such disclosure would, in the Company’s sole and absolute discretion (i) jeopardize any attorney-client privilege, (ii) relate to information or materials required to be kept confidential by applicable Law or any Contract of the Company; provided that in such a case, the Company will disclose such information to the extent possible in a manner consistent with applicable Law, (iii) relate to information or materials that relate to the proposed sale of the business of the Company or the negotiation, execution and delivery of this Agreement, or (iv) the Company reasonably believes may violate applicable Law, including any Antitrust Laws; provided that in such a case, the Company will disclose such information to the extent possible in a manner consistent with applicable Law; provided, further, however, that the Company will notify Acquirer in reasonable detail of the circumstances giving rise to non-disclosure pursuant to the foregoing and to permit disclosure of such information in the cases of the foregoing subsections (i) and (ii), to the extent possible, in a manner consistent with privilege, the applicable Contract or applicable Law. Prior to the Closing, the information provided pursuant to this Section 7.1 shall be used solely for the purpose of the transactions contemplated by this Agreement, and such information shall be kept confidential by Acquirer in accordance with the terms and conditions of the NDA.

7.2 Conduct of the Business of the Company.

(a) During the Pre-Closing Period, except (a) with respect to subclause (i) of this Section 7.2, to the extent necessary to comply with the Company’s obligations under this Agreement or any agreement ancillary hereto or necessary to effectuate the transactions contemplated hereby and thereby, (b) with Acquirer’s written consent (which shall not be unreasonably withheld, conditioned or delayed), or (c) as may be expressly required to comply with the terms or conditions of any Material Contract: (i) the Company shall, and Sellers shall cause the Company to, carry on their business in the ordinary course consistent with past practice; (ii) the Company shall, and Sellers shall cause the Company to, use its reasonable best efforts to, and the Company shall cause the subsidiaries of the Company to, (A) preserve substantially intact their present business organization and keep available the services of their current officers and employees and (B) preserve their relationships with material suppliers, distributors, licensors, licensees and others to whom the Company has contractual obligations; and (iii) the Company shall not, and Sellers shall cause the Company not to, directly or indirectly:

(i) amend the Charter Documents or adopt or amend any other organizational documents of the Company;

(ii) split, combine or reclassify any of its capital stock or (except in connection with the exercise of Company Options) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution or exchange for shares of its capital stock;

(iii) issue any shares of Company Share Capital, or securities convertible into or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible or exchangeable securities; provided, however, that the Company may issue Ordinary Shares in connection with the exercise of Company Options, in accordance with the respective terms of such securities as in effect on the date of this Agreement;

(iv) enter into or adopt any plan or agreement of complete or partial liquidation or dissolution, or file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of indebtedness in bankruptcy or other similar Applicable Laws now or hereafter in effect;

(v) declare, set aside, make or pay any dividend or other distribution, payable in stock, property or otherwise, with respect to any of its capital stock or other securities or interests;

(vi) make any capital expenditures in excess of $20,000 in the aggregate;

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(vii) (A) materially reduce the amount of any insurance coverage provided by existing insurance policies other than upon the expiration of any such policy or (B) fail to maintain in full force and effect insurance coverage materially consistent with past practices;

(viii) acquire or agree to acquire by merging with, or by purchasing a portion of the stock or assets of, or by any other manner, any business or any Person or any material assets, other than purchases of inventory in the ordinary course of business consistent with past practice;

(ix) other than dispositions of obsolete or expired inventory in the ordinary course of business consistent with past practice, sell, lease or exclusively license any properties or assets of the Company;

(x) make or change or revoke any election in respect of Taxes, change any accounting method in respect of Taxes except as required by applicable Law, settle any claim or assessment in respect of Taxes, enter into or terminate any agreement relating to Taxes with a Governmental Authority, enter into a Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, file any amendment to a Company Return or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes other than pursuant to customary extensions of the due date to file a Company Return obtained in the ordinary course of business of not more than six months - Except for any matter arising from this Agreement, including the Option Tax Ruling or Interim Option Tax Ruling;

(xi) increase the compensation (including bonuses) payable on or after the date of this Agreement to any director or officer of the Company, except (i) for increases provided for in any Contracts in effect on the date of this Agreement, or (ii) that the Company may make bonus and commission payments in accordance with the bonus and commission plans and policies existing on the date of this Agreement;

(xii) (A) establish, adopt or amend any Company Benefit Arrangement or any plan, program, agreement and arrangement that would constitute a Company Benefit Arrangement, except with respect to any such action that (1) would not result in more than a de minimis increase to the cost to the Company under such Company Benefit Arrangement or (2) is required by applicable Law; or (B) establish, adopt or set annual targets for bonus or incentive compensation;

(xiii) hire, engage, promote or terminate (other than for cause) any employee or other individual service provider who is or would be entitled to receive annual base compensation of $100,000 or more, other than the hiring, engagement or promotion of any individual to replace any employee or other individual service provider who left the Company after the date of this Agreement at an equal or lesser aggregate compensation level or in fulfillment of open job requisitions set forth in the Company’s hiring plan made available to Acquirer as of the date of this Agreement;

(xiv) make any material changes in its methods of accounting or accounting practices (including with respect to reserves), other than as required by GAAP;

(xv) waive, release, assign, compromise, commence, settle or agree to settle any Action, other than waivers, releases, compromises or settlements in the ordinary course of business consistent with past practice that (i) involve only the payment of an amount of monetary damages less than $10,000 individually and $20,000 in the aggregate and (ii) do not include the imposition of equitable relief on, or the admission of guilt, liability or wrongdoing by, the Company;

(xvi) (A) extend, renew, amend or modify in any respect, or terminate, any of the real property leases, or (B) assign, sublease, or encumber any of the Company’s interests in any such real property leases;

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(xvii) except as required by GAAP, write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable;

(xviii) make any pledge of any of its assets or otherwise permit any of its assets to become subject to any Encumbrance, except for Permitted Encumbrances and non-exclusive licenses or rights to use granted to customers, suppliers or service providers in the ordinary course of business and consistent with the Company’s past practices;

(xix) (A) lend money to any Person, or (B) incur or guarantee any new Liability, other than in the ordinary course of business and that would not constitute a liability of the Company after the Closing;

(xx) (A) enter into, or permit any of the assets owned or used by the Company to become bound by, any Contract that is or would constitute a Material Contract, or (B) amend, modify or prematurely terminate, or waive any material right or remedy under, any Contract that is or would constitute a Material Contract;

(xxi) enter into any agreement with new or existing customers or amend, modify or prematurely terminate, or waive any material right or remedy under, any agreement with a customer, in each case unless the form of customer agreement is reasonably acceptable to the Acquirer;

(xxii) abandon or permit to lapse any Company Intellectual Property, or sell, transfer, license or sublicense or agree to sell, transfer or license or sublicense any Company Intellectual Property to any Person;

(xxiii) incorporate or form any subsidiary, acquire any equity or other interest in any Person or enter into any partnership, joint venture, collaboration, strategic alliance or similar arrangement with any Person;

(xxiv) enter into any new line of business;

(xxv) negotiate or enter into a collective bargaining agreement or similar labor contract except as required by law;

(xxvi) enter into any transaction with any Related Party, other than contracts providing for employment and benefit arrangements entered into in the ordinary course of business consistent with past practices and on an arms’-length basis; or

(xxvii) authorize, agree or commit to take any of the actions described in clauses (a) through (y) of this Section 7.2.

7.3 U.S. GAAP Reporting. During the Pre-Closing Period, the Company shall prepare and deliver to the Acquirer, on a monthly basis, within ten (10) Business Days after the end of each calendar month: (a) unaudited balance sheet as of the end of such month; (b) unaudited statements of operations and cash flows for such month; and (c) a comparison of such financial statements to the corresponding figures for the same month in the previous fiscal year and to the Company’s operating budget for such month. All such financial statements shall be prepared in accordance with U.S. GAAP, applied on a consistent basis throughout the periods presented. The Company shall also provide such additional financial information as the Acquirer may reasonably request from time to time.

7.4 Ongoing Activity. Notwithstanding the foregoing, nothing in this Section 7.2 shall give Acquirer any rights to control or direct the operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Without derogating from the above, the Company shall take any actions necessary for the continued operations of its business in the ordinary course of business, consistent with standard practices of the Company, provided that the Acquirer is informed of any such action which is not covered above but is considered material.

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Article 8

CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE SELLERS

The obligations of the Company and the to consummate the Transactions are subject to the fulfillment or satisfaction as of the Closing, of each of the following conditions (it being understood that any one or more of the following conditions may be waived, in whole or in part, by the Company in writing):

8.1 Representations and Warranties. The representations and warranties of Acquirer contained in this Agreement shall have been true and correct in all respects on the Effective Date and shall be true and correct in all respects as of the Closing, with the same force and effect as if they had been made on the Closing Date.

8.2 Covenants. Acquirer shall have performed and complied in all material respects with all of its covenants, agreements and obligations contained in this Agreement and required to be performed and complied with by it at or before the Closing.

8.3 Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Share Purchase shall be in effect, nor shall any action have been taken by any Governmental Authority seeking any of the foregoing, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Share Purchase that makes the consummation of the Share Purchase illegal.

8.4 Completion of Concurrent Share Purchase. The Sellers or any of them has, not later than the Closing, completed the purchase of the applicable number of Company Shares held as of the date hereof by all Company Shareholders who are not parties to this Agreement.

8.5 Paying Agent Agreement. The Paying Agent Agreement shall have been executed and delivered by Acquirer and the Paying Agent.

8.6 Amendments to Founders’ Employment Agreements. Each of the Founders shall have entered into an amended and restated employment agreement with the Company, in form mutually agreed by the Acquirer, the Company and the Founders setting forth the terms of employment of the Founders (including any equity compensation), in forms reasonably acceptable to the Founders and the Acquirer (the “Founders’ Employment Agreements”) as part of the Binding Agreements.

8.7 Acquirer’s Equity Incentive Plan. Acquirer shall have adopted, not later than the Closing, an equity incentive plan, in the form attached hereto as Schedule 8.7 (the “Acquirer Incentive Plan”) which shall include inter alia, an Israeli appendix and other related agreements and/or documents enabling the Company (or any other Affiliate of Acquirer employing the Company’s employees and service providers) to grant incentive equity securities to residents of the State of Israel under Section 102 (for eligible employees) or Section 3(i) (for eligible service providers); all as part of the Binding Agreements.

8.8 Business Plan. The Business Plan shall have been adopted.

8.9 Closing Payment. The Closing Payment shall have been paid to the Sellers or deposited with the Paying Agent.

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Article 9

CONDITIONS TO OBLIGATIONS OF ACQUIRER

The obligations of Acquirer to consummate the Transactions are subject to the fulfillment or satisfaction as of the Closing, of each of the following conditions (it being understood that any one or more of the following conditions may be waived, in whole or in part, by Acquirer in writing):

9.1 Representations and Warranties. The representations and warranties of the Company and the Sellers contained in this Agreement shall have been true and correct in all respects on the Effective Date (except for any such representations or warranties that by their terms speak only as of a specific date or dates, in which case, on and as of such specified date or dates) and are true and correct in all material respects on the Closing Date, except for Fundamental Representations which shall be true and correct on the Closing Date.

9.2 Covenants. The Company and each of the Sellers shall have performed and complied in all material respects with all of its covenants, agreements and obligations contained in this Agreement and required to be performed and complied with by it at or before the Closing.

9.3 Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Share Purchase shall be in effect, nor shall any action have been taken by any Governmental Authority seeking any of the foregoing, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Share Purchase that makes the consummation of the Share Purchase illegal.

9.4 Completion of Concurrent Share Purchase. The Sellers or any of them has, not later than the Closing, completed the purchase of the applicable number of Company Shares held as of the date hereof by Company Shareholders who are not parties to this Agreement.

9.5 Board Approval. The Company Board Resolutions shall have adopted.

9.6 Shareholders’ Approval. The Company Shareholders’ Resolutions shall have been adopted.

9.7 Receipt of Closing Deliveries. Acquirer shall have received each of the following agreements, instruments, certificates and other documents, all which shall have been in a form as attached to this Agreement, or, if not attached, in a form and substance reasonably satisfactory to Acquirer:

(a) a certificate dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, certifying that each of the conditions set forth in Sections 9.1, 9.2, 9.3, 9.4, 9.5 and 9.6 has been satisfied;

(b) The Paying Agent Agreement duly executed and delivered by the Company, the Paying Agent and the Sellers;

(c) a certificate duly executed by an executive officer of the Company, dated as of the Closing Date and certifying on behalf of the Company that the Closing Spreadsheet (which shall be attached as an exhibit to such certificate) is true, correct and complete as of the Closing;

(d) resignation notices issued by each of the directors of the Company in office immediately prior to the Closing (in their capacities as such and not as employees), effective as of the Closing, unless Acquirer waives the aforesaid condition (in whole or in part) through a written request to the Company that any one of the current members of the Board shall not resign at the Closing;

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(e) duly executed option surrender agreements in a form to be agreed between the Acquirer and the Company, signed by all Company Optionholders who are to participate in the Acquirer Incentive Plan and receive options thereunder.

(f) duly completed (unsigned) notices to the Registrar, ready for immediate filing, as are required for all matters arising from this Agreement and the Transactions;

(g) evidence reasonably satisfactory to Acquirer of the termination or waiver of any rights of first refusal, rights to any liquidation preference, redemption rights, conversion rights and rights of notice of any Seller with respect to any of the Transactions, effective as of the Closing and subject thereto;

(h) evidence satisfactory to Acquirer of the receipt of (i) all of the consents, approvals and waivers listed on Schedule 9.7(h)(i) attached hereto; and (ii) the amendment or termination, as applicable, of each of the Contracts listed on Schedule 9.6(h)(ii) attached hereto;

9.8 AoA. The Company shall have adopted an amended and restated articles of incorporation in substantially the form attached hereto as Schedule 9.7.

9.9 Founders’ Employment Agreements. The Founders’ Employment Agreements shall have been duly executed by the Company and the Founders as part of the Binding Agreements.

9.10 Amendment of Employees Agreements. All of the employees of the Company remaining as of the Closing shall have executed new amended and restated employment agreements in a form reasonably acceptable to the Acquirer.

9.11 Business Plan. The Business Plan shall have been adopted.

9.12 Amendment of Consultants Agreement. Agreement with certain consultants and service providers to be identified by the Acquirer shall be amended to correct any issues discovered by the Acquirer over the course of performing due diligence.

9.13 Restrictive Covenant Agreements. Each of the Founders and the Company shall have duly executed and delivered a Restrictive Covenants Agreement.

9.14 PCAOB Audit. The Company shall have delivered copies of the audited consolidated balance sheet of the Company and Company subsidiaries as of December 31, 2023 and December 31, 2024, and the related audited consolidated statements of income and cash flows of the Company and Company subsidiaries for such years in accordance with the auditing standards of the PCAOB and reasonably acceptable by the Acquirer, in each case audited by a PCAOB qualified auditor (which is reasonably acceptable to the Acquirer) in accordance with PCAOB standards.

9.15 Removal of Lien. The Lien shall have been removed or duly executed forms of de-registration shall have been filed with the Registrar.

9.16 No Material Adverse Change. No Material Adverse Change shall have occurred between the Locked Box Date and the Closing Date.

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Article 10

TERMINATION OF AGREEMENT

10.1 Termination Events. At any time prior to the Closing, this Agreement may be terminated and the Share Purchase abandoned by authorized action taken by the terminating party:

(a) by mutual written consent by Acquirer and the Sellers; or

(b) by either Acquirer or the Sellers by written notice to the other party, if the Closing shall not have occurred on or before the date that is 120 days after the date of this Agreement (as may be extended by mutual written consent, the “End Date”); provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 10.1(b) if the failure to consummate the Share Purchase by the End Date is primarily attributable to a failure on the part of such Party to perform any covenant in this Agreement required to be performed by such Party at or prior to the Closing.by either Acquirer or the Sellers by written notice to the other Party, if any permanent injunction or other order of a Governmental Authority restraining, enjoining or otherwise preventing the consummation of the Share Purchase shall have become final and non-appealable; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 10.1(c) (i) if such Party did not use reasonable best efforts to have such order vacated prior to its becoming final and non-appealable or (ii) whose failure to fulfill any obligation under this Agreement shall have been a material cause of, or resulted in, the occurrence of such order; or

(c) by Acquirer, by written notice to the Sellers, if the Company or any Seller shall have materially breached any representation, warranty, covenant or agreement contained herein and such material breach shall not have been cured within thirty (30) days after receipt by the Sellers from Acquirer of written notice of such breach; provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Article 9 to be satisfied; or

(d) by the Sellers, by written notice to Acquirer, if Acquirer shall have materially breached any representation, warranty, covenant or agreement contained herein and such material breach shall not have been cured within thirty (30) days after receipt by Acquirer from the Sellers of written notice of such breach; provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured, and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Article 8 to be satisfied.

10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 10.2 shall survive the termination of this Agreement and shall remain in full force and effect and (b) nothing herein shall relieve any Party from any liability for fraud or for a material breach of any covenant or agreement set forth in this Agreement that is the consequence of an action or failure to act by the breaching party with the knowledge that such action or failure to act would result in such material breach.

10.3 In the event that this Agreement is terminated as described above, the Acquirer must return or delete all documents received from the Sellers and/or the Company as part of the due diligence process. This includes any documents in the Acquirer’s possession, as well as those downloaded to Acquirer’s computers or to the computers of Acquirer’s attorneys. In such event, under no circumstances is the Acquirer permitted to utilize these documents for any purpose.

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Article 11

SURVIVAL, INDEMNIFICATION AND REMEDIES

11.1 Survival. If the Share Purchase is consummated, the representations and warranties of the Company and of each Seller contained in this Agreement (including the Disclosure Schedule and without derogating from the scope of the representations and warranties) shall survive the Closing and remain in full force and effect, regardless of any investigation made, disclosure received, or knowledge obtained, by or on behalf of any of the parties to this Agreement until 11:59 p.m. Israel Time on the Release Date; provided that the representations and warranties of the Company contained in Section 3.1 (Organization and Good Standing), Section 3.3 (Power, Authorization and Validity), Section 3.4 (Capitalization of the Company), Section 3.7 (Taxes) and Section 3.10 (IP) (collectively, the “Company Fundamental Representations”) and the representations and warranties of the Sellers contained in Section 4.1, Section 4.2 and Section 4.4 (the “Sellers’ Fundamental Representations” and together with the Company Fundamental Representations, the “Fundamental Representations”) will remain in full force and effect, regardless of any investigation made, disclosure received, or knowledge obtained, by or on behalf of any of the parties to this Agreement, until 11:59 p.m. Israel Time on the date that is the end of the applicable statute of limitations under Applicable Law; provided that (a) no right to indemnification pursuant to this Article 11 in respect of any claim that is set forth in a Notice of Claim delivered prior to the expiration of the applicable survival period, in accordance with the terms of this Agreement, shall be affected by the expiration of such survival period and (b) such expiration shall not affect the rights of any Acquirer Indemnified Person under this Article 11 or otherwise to seek recovery of Damages arising out of any Fraud (which shall be subject to the statute of limitations under Applicable Law).

11.2 If the Share Purchase is consummated, the representations and warranties of the Acquirer contained in this Agreement (without derogating from the scope of the representations and warranties) shall survive the Closing and remain in full force and effect, regardless of any investigation made, disclosure received, or knowledge obtained, by or on behalf of any of the parties to this Agreement, until 11:59 p.m. Israel Time on the Release Date. If the Share Purchase is consummated, all covenants of the parties hereunder shall expire and be of no further force or effect as of the Closing, except to the extent such covenants provide that they are to be performed after the Closing in which case they shall survive the Closing according to their terms.

11.3 Agreement to Indemnify. Subject to the terms and conditions herein (including, for avoidance of doubt, the limitations set forth herein), each Indemnifying Person shall, severally (based solely on each such Person’s portion of the Consideration) and not jointly, indemnify, defend and hold harmless the Acquirer and, following the Closing, also the Company, and any of the foregoing’s directors, officers, successors and assigns (each, an “Acquirer Indemnified Person”) from and against losses, damages, costs, fees, penalties and expenses (in each case, including any interest thereon) (including reasonable attorneys’ fees) that were actually suffered by the Acquirer Indemnified Person (hereinafter collectively referred to as “Damages”), that any of the Acquirer Indemnified Persons actually sustains, arising out of or in connection with the following:

(a) failure of a representation or warranty made by the Company or any of the Sellers in any Transaction Document to be true and correct when made and as of the Closing Date, with the same force and effect as if they had been made on the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case, on and as of such specified date or dates);

(b) breach or default of a covenant, agreement or obligation including but not limited to the Binding Agreements made by the Company or the Sellers under any Transaction Document;

(c) inaccuracy in the Closing Spreadsheet;

(d) Leakage not otherwise taken into account in the Closing Spreadsheet;

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(e) fraud by or on behalf of the Company or a Seller (“Fraud”);

(f) any Pre-Locked Box Date Taxes, (i) to the extent not specifically taken into account in the calculation of the Consideration, and (ii) net of any Tax credits attributable to any Taxes paid or the Company’s activity during the Pre-Locked Box Date Tax Period that are actually received or utilized by the Company or its Affiliates and/or the Tax Refunds;

(g) severance, pension, education fund, vacation and any other liabilities due to Company employees arising prior to the Locked Box Date;

(h) claims made by current or former holders of any equity or debt of the Company (including, without limitation, the holders of any shares or any options, warrants or other securities to purchase equity or debt of the Company) of any kind or nature whatsoever; and/or

11.4 Right of Set-Off. The Acquirer shall have the right to withhold and set-off against future equity incentive securities due to the Sellers (or some of them), the amount of Damages to which the Indemnifying Person is responsible, in any event subject to the Limited Indemnity and other limitations set forth in this Article 11.

11.5 Limitations.

(a) Maximum Indemnification. The aggregate liability of the Sellers (together) in respect of all Damages claimed under this Article 11 shall not exceed (i) with respect to breach of representations and warranties other than Fundamental Representations, the aggregate indemnifiable amount of US$ 250,000; (ii) with respect to breach of any Fundamental Representation, the aggregate indemnifiable amount of US$ 500,000, provided that specifically with respect to breach of the representations and warranties of the Company contained in Section 3.7 (Taxes), the aggregate indemnifiable amount of US$ 375,000; and in any event The aggregate liability of the Sellers (together) in respect of (i) and (ii) above, shall not exceed an amount equal to US$ 500,000 (the “Limited Indemnity”). With respect to each Seller, his/her aggregate liability in respect of all Damages claimed under this Article 11 shall be such Seller’s pro-rata portion of the Limited Indemnity. Notwithstanding the foregoing, the Limited Indemnity shall not apply to any event of Fraud.

(b) Recourse. Notwithstanding anything herein to the contrary, with respect to any indemnifiable claim that is due and payable in accordance with Section 11.8 below, the Acquirer’s recourse will be limited to each Seller’s applicable portion of the Sellers’ Incentive Securities.

(c) Finality of the Indemnity. In any event, the aggregate Damages of the Acquirer Indemnified Persons payable by the Indemnifying Persons shall not exceed the Limited Indemnity, and once such Limited Indemnity is paid (if applicable), no further claim and/or demand for indemnification or compensation or consideration may be brought against the Indemnifying Persons.

(d) Eligibility for Indemnification. Other than with respect to breach of Fundamental Representations or Fraud, for which no limitation shall apply, no Acquirer Indemnified Person may seek to recover amounts in respect of a claim for indemnification that is made pursuant to this Article 11, unless and until the aggregate amount of Damages that may be claimed exceed US$50,000 (the “Threshold”), and once the Threshold has been reached, the Acquirer Indemnified Person may make claims for indemnification and may recover Damages pursuant to this Article 11 (including the amount of the Threshold) but in any case not more than the Limited Indemnity.

(e) Damages shall be calculated net of actual amounts received under insurance policies, indemnification provisions or otherwise (in each case, net of any applicable collection costs and reserves, deductibles, premium adjustments and retrospectively rated premiums) in respect of any Damages sustained or incurred by any Acquirer Indemnified Person. It being understood that each Acquirer Indemnified Person shall make commercially reasonable efforts, but shall not be obligated, to seek recovery under any insurance policies or indemnification provisions, or from any other Person with respect to any particular Damages and the failure of an Acquirer Indemnified Person to seek recovery under any insurance policies or indemnification provisions, or from any other Person shall not in any way affect or modify such Acquirer Indemnified Person’s rights under this Article 11. For the avoidance of any doubt, an Acquirer Indemnified Person shall not be entitled to receive indemnification more than once with respect to the same Damages even if the state of facts giving rise to such Damages constitutes a breach of more than one representation, warranty, covenant or agreement, and the indemnification obligations under this Article 11 shall apply only with respect to Damages which were not taken into account in any other arrangement under or with respect to this Agreement or any of the Transaction Documents including within the Consideration calculation.

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(f) Notwithstanding anything to the contrary herein, no Indemnifying Person will have any right of indemnification from Acquirer, or the Company with respect to Damages claimed by any Acquirer Indemnified Person pursuant to this Article 11.

(g) Other than in the event of Fraud, an Indemnifying Person shall have no liability for any Damages which are punitive, consequential or indirect (including in connection with reputation or goodwill (other than diminution of the Company’s value), loss of profit or revenue, or loss of business or opportunity).

11.6 Notice of Claim.

(a) As used herein, the term “Claim” means a claim for indemnification of Acquirer or any other Acquirer Indemnified Person for Damages under this Article 11. Acquirer may give notice of a Claim under this Agreement, whether for its own Damages or on behalf of another Acquirer Indemnified Person, for Damages incurred by such other Acquirer Indemnified Person, by delivering, promptly upon learning of the circumstances or events which give rise to such Claim, a written notice to the Sellers executed by an officer of Acquirer (a “Notice of Claim”) with respect to any matter arising from or relating to (i) any matter listed in Section 11.3; or (ii) the assertion, whether orally or in writing, against the applicable Acquirer Indemnified Person of a claim, demand or Action brought by a third party against Acquirer or such other Acquirer Indemnified Person (in each such case, a “Third-Party Claim”) that is based on the foregoing clauses of Section 11.3.

(b) Each Notice of Claim by Acquirer given pursuant to Section 11.5(a) shall contain the following information (subject to Applicable Law):

(i) that the applicable Acquirer Indemnified Person has incurred or paid or that it is reasonably believed, in good faith, that it may incur or pay, Damages (or that with respect to any Tax matters, that any Tax Authority may raise such matter in an audit of Acquirer, the Company or any of their respective Affiliates, which could give rise to indemnifiable Damages);

(ii) the amount of such Damage; in the case of Damage not yet actually paid or incurred, then a reasonable, good faith, non-binding estimate of the amount of such Damages, followed by an additional Notice of Claim when such Damage are actually paid or incurred; and

(iii) a description, in reasonable detail (based on the information then possessed by Acquirer), of the facts, circumstances or events giving rise to such Damages based on Acquirer’s good faith belief thereof, including (w) the basis for such anticipated liability and the nature of the breach to which such Damages are related, (x) the identity of any third-party claimant (to the extent reasonably available to Acquirer), (y) the individual items of Damages included in the amount so stated, and (z) the nature of the misrepresentation, breach of warranty, covenant or specific indemnity to which such Damages and the material facts giving rise to the claim.

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(c) provided that the Notice of Claim (A) need only specify such information to the knowledge of any Acquirer Indemnified Person as of the date thereof (followed by an additional Notice of Claim, when and if additional information becomes known), (B) shall not limit any of the rights or remedies of any Acquirer Indemnified Person with respect to the underlying facts and circumstances specifically set forth in such Notice of Claim, and (C) may be updated and amended from time to time by Acquirer by delivering an updated or amended Notice of Claim; provided, further, that all Claims for Damages properly set forth in the original Notice of Claim or any update or amendment thereto, duly delivered in accordance with this Article 11 (including, delivery thereof until the lapse of the applicable survival period as set forth), shall remain outstanding until such Claims for Damages have been resolved or satisfied, notwithstanding the expiration of the survival period pursuant to Section 11.1. No delay on the part of Acquirer in giving the Sellers a Notice of Claim (or any update or amendment thereto) within the applicable survival period shall relieve any Indemnifying Person from any of their respective obligations under this Article 11 unless (and then only to the extent that) the Indemnifying Persons are materially prejudiced thereby.

(d) For removal of doubt, nothing in this Section 11.6 shall modify or derogate from the other provision of Article 11 in its entirety including any and all limitations set forth herein.

11.7 Defense of Third-Party Claims.

(a) Under the Acquirer responsibility and at its own expense, the Acquirer shall have the right to conduct the investigation, defense and the settlement, adjustment or compromise of any Third-Party Claim.

(b) Each Seller shall have the right to participate in, but not to determine or control, the defense of any Third-Party Claim or settlement, adjustment or compromise thereof at its own cost. In addition, Acquirer shall provide Sellers with copies of all pleadings, notices, filings and communications with respect to the Third-Party Claim in a timely manner (to the extent that receipt of such documents by the Sellers does not affect any privilege relating to the Acquirer Indemnified Person). However, Acquirer shall have the right in its sole discretion to determine and conduct the investigation and defense and the settlement, adjustment or compromise of the Third-Party Claim; provided that Acquirer shall reasonably and in good faith consider input and comments provided by the Sellers with respect to the proceedings of any Third-Party Claim and shall discuss such inputs and comments with the Sellers; in each case to the extent such input and comments do not adversely affect Acquirer’s timely and effective pursuit of the investigation, defense and the settlement, adjustment or compromise of the Third-Party Claim.

(c) No settlement, adjustment or compromise of any such Third-Party Claim with any third party claimant shall be determinative of the existence or the amount of Damages or any of the Acquirer Indemnified Person’s entitlement to indemnity relating to such matter according to Article 11, except with the prior written consent of the Sellers’ Majority, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given if the Sellers have not objected within fifteen (15) days after receipt of a written request for such consent by Acquirer. In the event that the Sellers’ Majority has consented to any such settlement, adjustment or compromise, as aforementioned, the Sellers shall have any power or authority to object under any provision of this Article 11 to the amount of any claim by or on behalf of any Acquirer Indemnified Person against the Indemnifying Persons for indemnification with respect to such settlement, adjustment or compromise, provided, that nothing in such consent shall be deemed as an agreement to waive or amend any limitation on such indemnification and any indemnity with respect thereto shall be subject to the limitations contained in this Article 11. For the avoidance of doubt, no settlement, adjustment or compromise of any such Third-Party Claim may be made by the Sellers without the prior written consent of Acquirer, which consent shall not be unreasonably withheld, conditioned or delayed. Consent of the Sellers’ Majority to a settlement or compromise and the cooperation of the Sellers with respect to handling of a Third Party Claim shall not constitute an admission or acceptance of responsibility of the Sellers with respect to matters claimed under such Third Party Claim.

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11.8 Resolution of Notice of Claim. Each Notice of Claim given by Acquirer in accordance with the terms and conditions herein shall be resolved as follows:

(a) Review of Notice of Claim. During the thirty (30) days’ period commencing upon the date that a Notice of Claim has been duly delivered to the Sellers in accordance with this Article 11 (the “Review Period”), the Sellers’ Majority may deliver to Acquirer a written response on behalf of all Sellers (a “Response Notice”) in which the Sellers either: (A) agree to the Claims and Damages claimed in the Notice of Claim as owed to the Acquirer Indemnified Persons (the “Claimed Amount”); (B) agree that a portion, but not all, of the Claims or Damages claimed in the Notice of Claim (the “Agreed Amount”) are owed to the Acquirer Indemnified Person; or (C) indicate that no Claims or Damages claimed in the Notice of Claim are owed to the Acquirer Indemnified Person. Any Claims or Damages claimed that are not agreed to be owed to the Acquirer Indemnified Person pursuant to the Response Notice shall be referred to as a “Contested Amount”. Consent of the Sellers’ Majority with respect to an Agreed Amount or failure to respond to the Notice of Claim shall not constitute an admission or acceptance of responsibility of the Sellers with respect to matters claimed under the applicable Third Party Claim.

(i) No Contested Amount. If the Sellers’ Majority delivers to the Acquirer a Response Notice agreeing to the Notice of Claim and to the Claimed Amount or Agreed Amount, as applicable, the Sellers shall be deemed to have consented to the Claimed Amount or Agreed Amount, as applicable and, without further notice, to have stipulated to the entry of a final judgment for damages against the Indemnifying Persons for such amount in any court having jurisdiction over the matter where venue is proper. In such case, the Indemnifying Persons shall pay to the Acquirer Indemnified Person, in each case subject to the limitations set forth under this Article 11, the Agreed Amount or Claimed Amount, as applicable. Upon such payment by the Sellers, the Sellers shall not have any responsibility and/or obligation to pay any other amount for Damages which is not an Agreed Amount or the Claimed Amount, as applicable with respect to the applicable Notice of Claim.

(b) Contested Amounts. If the Sellers’ Majority gives Acquirer a Response Notice within the Review Period indicating that there is a Contested Amount, then such Contested Amount shall be resolved by either (i) a written settlement agreement executed by Acquirer and the Sellers’ Majority, on behalf of all Sellers (to be negotiated in good-faith) or (ii) in the absence of such a written settlement agreement within ninety (90) days following receipt by Acquirer of the Response Notice, either party may refer the matter to binding litigation between Acquirer and the Sellers in accordance with the terms and provisions of Section 12.1. Such written settlement or final and non-appealable decision by the court shall be binding on the Parties and, upon such receipt, Acquirer shall be entitled to receive the amount of Damages stipulated by the court or settlement. If the Sellers’ Majority does not provide any Response Notice within the Review Period it shall be deemed to have rejected, on behalf of all Indemnifying Persons, the Claimed Amount, which shall be considered, in full, as a Contested Amount.

11.9 Treatment of Indemnification Payments. The Sellers and Acquirer agree to treat (and cause their Affiliates to treat) any payment received pursuant to this Article 11 as adjustments to the Consideration for all Tax purposes.

11.10 Exclusive Remedy. Without derogating from any provision set forth in Article 11, Acquirer and Acquirer Indemnified Person agree that Acquirer Indemnified Persons’ sole and exclusive remedy after the Closing with respect to any and all Damages for the matters listed under Section 11.3, and any and all Damages with respect to any representations, warranties, covenants and agreements in this Agreement, shall be recovered pursuant to the indemnification provisions set forth in this Article 11; provided, however, that the foregoing sentence shall not be deemed a waiver by any party of any right to enforcement of performance of obligations or injunctive relief.

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Article 12

MISCELLANEOUS

12.1 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with to the laws of the State of Israel, disregarding its conflict of laws rules. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the courts located in Tel-Aviv, Israel and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court. Each of the Parties hereto (i) consents to submit itself to the exclusive jurisdiction of the abovementioned courts in the event any dispute arises out of this Agreement or the Transactions, (ii) agrees that it shall not attempt to deny or defeat such jurisdiction by motion or other request for leave from the abovementioned courts, (iii) agrees that it shall not bring any action relating to this Agreement or the Transactions in any courts other than the abovementioned courts, and (iv) irrevocably consents to service of process in the manner provided by Section 12.8 or as otherwise provided by Applicable Law.

12.2 Assignment; Binding Upon Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of Acquirer and the Sellers, including any successor to, or assignee of, all or substantially all of the business and assets of Acquirer or any Seller. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this provision shall be void.

12.3 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be enforceable in accordance with its terms and interpreted so as to give effect, to the fullest extent consistent with and permitted by Applicable Law, to the meaning and intention of the excluded provision.

12.4 Counterparts. This Agreement and any Transaction Document may be executed in one or more counterparts, all of which together shall constitute one and the same instrument, binding and enforceable against the parties so executing the same; it being understood that all parties need not sign the same counterpart. Counterparts may also be delivered by facsimile or email transmission (in pdf format or the like, or signed with Docusign, e-sign or any similar form of signature by electronic means) and any counterpart so delivered shall be sufficient to bind the parties to this Agreement or any other Transaction Document, as an original.

12.5 Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that notwithstanding Section 12.1, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction.

12.6 Amendments and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a written instrument making specific reference to this Agreement, signed by: (i) prior to the Closing, the Company, and Acquirer, and (ii) following the Closing, Acquirer and the Sellers’ Majority provided that any amendment adversely effecting a Seller in a disproportionate manner shall require such Seller’s consent. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

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12.7 Expenses. Except as otherwise provided herein, each party shall bear its respective legal, auditors’, investment bankers’ and financial advisors’ fees and other expenses incurred with respect to this Agreement, the Share Purchase and the other Transactions.

12.8 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given: (a) if personally delivered, when so delivered; (b) if mailed, five (5) Business Days after having been sent by first class, registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below; (c) if given by email, once such notice or other communication is transmitted to the email address specified below (with electronic confirmation of receipt, other than by an automatically-generated reply); or (d) if sent through a nationally-recognized overnight delivery service that guarantees next day delivery, the Business Day following its delivery to such service in time for next day delivery:

If to Acquirer:

Global AI, Inc.

110 Front Street, Suite 300, Jupiter, FL 33477, USA

Attention: Darko Horvat

Email: darko.horvat@global.ai

with a copy (which shall not constitute notice) to:

Pearl Cohen Zedek Latzer Baratz

121 Menachem Rd.,

Tel Aviv-Jaffa, Israel

Attention: Adv. Doron Latzer

Email: dlatzer@pearlcohen.com

If to the Company:

Tectu Biz Ltd.

17 Hardufim St. Herzeliya

Attention: Ari Margalit

Email: ari@tectu.io

with a copy (which shall not constitute notice) to:

Sagiv Belzer & Co.

3B Nirim St., Beit Canada, Tel Aviv, Israel

Attention: Adv. Erez Sagiv

Email: erez@sagivlaw.com

If to Sellers:

to the address set forth opposite the name of each Sellers in Exhibit A.

12.9 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, Annexes or Schedules, such reference shall be to an Exhibit, Annex or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles, Sections, sub-sections, clauses or sub-clauses, such reference shall be to an Article, Section, sub-section, clause or sub-clause of this Agreement unless otherwise indicated. The words “include” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Reference to a gender shall include all genders and words importing the singular number only shall include the plural and vice versa. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the subsidiaries of an Entity shall be deemed to include all direct and indirect subsidiaries of such Entity. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. Any reference to a “day” or a number of days (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days, and if any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the first Business Day thereafter.

12.10 Third Party Beneficiary Rights. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except that Article 11 is intended to benefit the Acquirer Indemnified Persons.

12.11 Entire Agreement. This Agreement and the other Transaction Documents including the Binding Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among any of the parties hereto, with respect to the subject matter hereof (with no concession being made as to the existence of any such prior agreements or understandings). The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

[Signature Pages Follow]

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IN WITNESS WHEREOF, Acquirer, the Company, and the Sellers have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

ACQUIRER:

GLOBAL AI, INC.

By:	/s/ Nevenka Cresnar Pergar
Name:	Nevenka Cresnar Pergar
Title:	Chairwoman of the Board of Directors

IN WITNESS WHEREOF, Acquirer, the Company, and the Sellers have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

COMPANY:

TECTU BIZ LTD.

By:	/s/ Ari Margalit
Name:	Ari Margalit
Title:	Director

IN WITNESS WHEREOF, Acquirer, the Company, and the Sellers have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

SELLERS:

ARI MARGALIT

By:	/s/ Ari Margalit

SNIR SMUZIK

By:	/s/ Snir Smuzik

NETA YARDENI

By:	/s/ Neta Yardeni

MICHAEL MARGOLIS

By:	/s/ Michael Margolis

ANNEX I

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below.

“Acquirer Stock” means shares of Common Stock of the Acquirer, par value of US$ 0.001 each per share, which, for the purposes of calculation of the Consideration and the Closing Payment, each having an agreed upon, fixed value of US$ 2.00.

“Action” means any action, suit, litigation, arbitration, mediation, proceeding, claim, allegation, demand, charge, prosecution, investigation, inquiry, hearing, audit, examination or subpoena (whether (i) civil, criminal, administrative, judicial, investigative or appellate, (ii) formal or informal, (iii) public or private, or (iv) at law or at equity) commenced, brought, conducted or heard by or before, or otherwise involving, any court, arbitrator, mediator or other Governmental Authority or tribunal.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For purposed of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Applicable Law” means, with respect to any Person, any applicable federal, state, foreign, local, municipal or other law, statute, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, rule, directive, license, permit, regulation, extension order, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and applicable to such Person or such Person’s Affiliates and any Orders applicable to such Person or such Person’s Affiliates or any of their respective assets, properties or businesses.

“Business Day” means any day on which banking institutions in New York and in the State of Israel are generally open to the public for conducting business and are not required to close by Applicable Law.

“Cash” means (i) cash and cash equivalents on hand and (ii) unrestricted cash deposits with any financial, banking, lending or other similar institution.

“Certificate” means a share certificate representing (or, after the Closing, formerly representing) shares of Company Share Capital issued and outstanding immediately prior to the Closing.

“Charter Documents” means the Articles of Association of the Company, including all amendments thereto, as existing on the Effective Date.

“Closing” means the closing of the Transactions.

“Closing Date” means the date on which the Closing takes place.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Business” means the business of the Company as presently conducted.

“Company Contractor” means any current or former consultant, board member, advisory board member and independent contractor of the Company, including services providers, manpower companies and their employees, freelancers and sub-contractors.

“Company Optionholders” means the holders of Company Options.

“Company Options” means options to purchase Company Shares that are granted and outstanding.

“Company Promised Options” means promised options to purchase Company Shares that were not yet granted by the Company but have become vested in accordance with the terms thereof as of immediately prior to the Closing.

“Company Share Capital” means the Company’s issued and outstanding share capital.

“Company Shareholders” means the holders of Company Shares, excluding the Acquirer and any Affiliate thereof.

“Company Shares” means the Company Ordinary Shares, each having a nominal value of NIS 0.01.

“Closing Payment” means the total combined amount equal to (i) the Consideration, less (ii) any Leakage made or expected to be made from the Locked Box Date until the Closing.

“Consideration” means a total combined amount (or value) of (i) US$ 490,000 in cash, subject to the provisions of Section 1.12 with respect to the Loan; and (ii) US$ 510,000 in either cash or 255,000 Acquirer Stock (or a combination thereof, as determined by the Acquirer at its sole discretion); totaling to US$ 1,000,000, which constitutes the equity value of the Company on a Cash-free Debt-free basis as of the Locked Box Date.

“Continuing Employee” means each individual who is an employee of the Company immediately prior to the Closing and continues to be an employee of Company immediately following the Closing.

“Contract” means any legally binding written or oral contract, agreement or instrument, commitment, or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders) as of the Effective Date, including all amendments, supplements, exhibits, annexes and schedules thereto.

“Debt” means, without duplication: (i) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise, (ii) all deferred indebtedness of the Company or for the payment of the purchase price of property or assets purchased (including any earn-out or other similar payment, whether or not contingent) (other than accounts payable incurred in the ordinary course of business that are not yet overdue), (iii) all obligations of the Company to pay rent or other payment amounts under a lease which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (iv) all outstanding checks or drafts or any overdue payments and Liabilities of the Company and any security deposits by others held by the Company, (v) all outstanding reimbursement obligations of the Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company, (vi) all obligations of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vii) all obligations secured by any Encumbrance existing on property owned by the Company, whether or not indebtedness secured thereby will have been assumed, (viii) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment (regardless if any of such are actually paid), as a result of the consummation of the Transactions or in connection with any lender consent, (ix) all unfunded amounts or deficits in coverage of any severance fund or other Company Benefit Arrangement by assets specifically reserved for such funding, (x) all accrued but unpaid bonuses and sales commissions (including the Founders’ Bonus); (xi) vacation days accrued up to (and including) the Locked Box Date, which are described in Schedule 1, (xii) all guaranties, endorsements, assumptions and other obligations of the Company in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in any of the clauses (i) through (xii) appertaining to third parties.

“Encumbrance” means, with respect to any asset (including, for the avoidance of doubt, any shares), any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest, title retention device, collateral assignment, adverse claim, restriction, infringement, interference, option, right of first refusal, preemptive right, community property interest or other encumbrance or restriction of any kind in respect of such asset (including any restriction on the voting of any security and any restriction on the transfer of any security or other asset).

“Entity” means any corporation (including a non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, proprietorship, company (including any company limited by shares, limited liability company or joint stock company), firm, society, enterprise, association, organization or other entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founders” means each of Ari Margalit, Snir Smuzik, Neta Yardeni and Mike Margolis.

“Founders’ Bonus” means a right of the Founders to receive a lump-sum transaction bonus(es), from Company cash resources prior to the Locked Box Date.

“GAAP” means Israeli generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal), or (iv) Entity to whom a Governmental Authority has assigned or delegated any authority or oversight responsibilities.

“Indemnifying Persons” means each of the Sellers.

“Intellectual Property” means Intellectual Property Rights and Technology.

“Intellectual Property Rights” means any and all industrial and intellectual property rights and all intangible rights associated therewith, throughout the world, including: (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all rights in inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, Technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, (iii) all rights in industrial designs and any registrations and applications therefor, (iv) all rights in trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, (v) all rights in Internet domain name registrations, Internet and World Wide Web URLs or addresses, (vi) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, (vii) all rights in mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, (viii) all rights in computer software, including all source code, object code, firmware, development tools, files, records and data, (ix) all rights in schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, (x) all rights in hardware development tools, prototypes, breadboards and other devices, (xi) all rights in databases and data collections, (xii) all rights in moral and economic rights of authors and inventors, however denominated, (xiii) all rights in business methods (encompassing proprietary rights in business processes, strategies, and practices), social media accounts and related rights (including ownership and control of usernames, handles, pages, follower data, content posted, and associated goodwill on social media platforms), and rights in advertising materials and marketing collateral (covering proprietary rights in advertisements, brochures, catalogs, promotional content, digital and print media, and any other materials used to promote the goods, services, or brand of the Company.

“IRS” means the Internal Revenue Service.

“Israeli Companies Law” means the Israeli Companies Law, 1999, as amended and the regulations promulgated thereunder.

“Israeli Income Tax Ordinance” means the Israeli Income Tax Ordinance (New Version) 1961, as amended, and any rules and regulations promulgated thereunder.

“Israeli Law” means Applicable Laws of the State of Israel.

“ITA” means the Israel Tax Authority.

“knowledge” (including the correlative meanings of the terms “know”, “knowing” and “known”) means, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter [of the Founders 1], together with such knowledge that: (A) such Person could reasonably have been expected to become aware of in the ordinary course of performing such Person’s relevant duties; or (B) such Person could reasonably have been expected to become aware of by making reasonable inquiries (such reasonable inquiries do not require the Company to conduct any patent search, freedom to operate, infringement or any similar search specifically for the Transaction) of such matter (including asking those individuals responsible for the matters in question).

“Leakage” means without duplication, any of the following (in each case, with respect to the gross amount (including any Taxes) paid or payable), except to the extent they are Permitted Leakage:

(A) any payment of dividends or other payment with respect to Ordinary Shares or convertible securities, repurchase or redemption by the Company of or otherwise in connection with Ordinary Shares or convertible securities or other distribution with respect to the Ordinary Shares or convertible securities, held by the Company Shareholders, if declared, paid or made, as applicable, from the Locked Box Date until the Closing Date;

(B) any payments, in cash or in kind, made or agreed to be made by the Company to, on behalf and for the account of, or in lieu of, any of the Company Shareholders or their Affiliates, including but not limited to any such payments made in connection with the redemption, purchase, or repayment of any securities of the Company or any other return of capital, and any payments of management, monitoring, service of directors’ fees or other, any payments from the share premium account, paid or made from the Locked Box Date until the Closing Date; in each case not in the ordinary course of business consistent with past practices;

(C) any assets transferred to the Company Shareholders and any liabilities of the Company Shareholders that are assumed, indemnified, or incurred by the Company from the Locked Box Date until to the Closing Date;

(D) any waiver of any outstanding debt of the Company Shareholders or any of their Affiliates to the Company, by a Company Shareholder, if made from the Locked Box Date until the Closing Date;

(E) any payment of bonuses, commissions, or other compensation outside the ordinary course of business (excluding the Founders’ Bonus if paid or payable in accordance with the terms of this Agreement);

(F) any write-off or forgiveness of receivables or other amounts owed to the Company;

(G) any sale, transfer, license or encumbrance of material Company assets at below fair market value;

(H) any payment, transfer or other transaction that has the purpose or effect of circumventing or avoiding the restrictions set forth above; and

(I) any agreement or undertaking by the Company to do any of the matters set forth above.

“Liability” means any debt, obligation, duty or liability of any nature (whether direct or indirect, known or unknown, disclosed or un-disclosed, matured or un-matured, accrued or un-accrued, asserted or un-asserted, absolute or contingent, determined or conditional, express or implied, fixed or variable and whether vicarious, derivative, joint, several or secondary), including any such debt, obligation, duty or liability arising under any Applicable Law, Contract or Action, regardless of whether any such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP, including the notes thereto.

“Locked Box Date” means December 31, 2024.

“Material Adverse Change” means any significant, material and substantial change event, circumstance, condition or effect that, individually or in the aggregate, taking into account all other changes, events, circumstances, conditions or effects, including any change in Applicable Law relating to the Company or the Acquirer (whether in Israel or abroad), is or is reasonably likely to: (i) be materially and substantially adverse to the condition (financial or otherwise), capitalization, properties, products, assets (including intangible assets), Intellectual Property, liabilities, business, operations or results of operations of the Company, taken as a whole; or (ii) materially impede or delay the ability of the Acquirer, the Company or the Sellers to perform a substantial obligation hereunder or otherwise to consummate the Transactions or the ability of the Acquirer to substantially operate the business of the Company after the Closing.

“NDA” that certain Mutual Non-Disclosure Agreement by and between the Company and the Acquirer, dated as of October 16, 2024.

“Non-Continuing Employees” shall mean all employees other than Continuing Employees.

“Order” means any order, writ, injunction, judgment, decision, ruling, decree, award, determination or stipulation issued, promulgated or entered by, or any settlement or other agreement under the jurisdiction of, any court, arbitrator, mediator or other Governmental Authority or tribunal.

“Open Source Materials” (i) means any software that (A) contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (including Linux) or (B) requires as a condition of its use, modification or distribution that it, or other software incorporated, distributed with, or derived from it, be disclosed or distributed in source code form or made available at no charge and (ii) includes software licensed under the GNU’s General Public License (GPL), Affero GPL, or Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Eclipse Public License, the Common Development and Distribution License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, a Microsoft Shared Source License, the Common Public License, the Apache License, and any license listed at www.opensource.org.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Encumbrances” means: (i) statutory liens for Taxes that are not yet due and payable nor delinquent or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (v) liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payments of customs duties in connection with the importation of goods and (vi) non-exclusive object code licenses of software by the Company in the ordinary course of business.

“Permitted Leakage” means (i) payment of any Taxes in the ordinary course of business including due to assessments (for the avoidance of doubt, payment of Taxes as a result of any of the matters set forth in the items listed in the definition of Leakage shall not be considered Permitted Leakage), (ii) payment of salaries and other benefits to current employees and service providers of the Company in accordance with the terms of their engagement in effect as of the date hereof; (iii) day-to-day operational payments made in the ordinary course of business, consistent with past practices; and (iv) any Leakage that the parties hereto specifically agreed in writing to treat as Permitted Leakage.

“Person” means any natural person, Entity or Governmental Authority.

“Pre-Locked Box Date Taxes” means (i) any Taxes of the Company for a Taxable period (or portion thereof) ending on or prior to the Locked Box Date and (ii) any Taxes of any other Person for which the Company is liable if the agreement, event or occurrence giving rise to such Liability occurred on or before the Locked Box Date. For clarity, the term Pre-Locked Box Date Taxes includes any payroll taxes or other Taxes of the Company arising in connection with any payment required pursuant to, or arising as a result of, this Agreement or the Transactions, whether or not such Taxes are due and payable as of the Locked Box Date. In the case of any Taxes of the Company that are imposed on a periodic basis and that are payable for a Taxable period that includes (but does not end on) the Locked Box Date, such Taxes shall (x) in the case of property, ad valorem or other Taxes that accrue based upon the passage of time, be deemed to be Pre- Locked Box Date Taxes in an amount equal to the amount of such Taxes for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period through and including the Locked Box Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any other Taxes, be deemed to be Pre-Locked Box Date Taxes in an amount equal to the amount of Taxes that would be payable if the relevant Taxable period ended on Locked Box Closing Date.

“Pre-Locked Box Date Tax Period” means any taxable period ending on or before the Locked Box Date.

“Qualified Withholding Certificate” means a valid certificate or ruling issued by the ITA in form and substance acceptable to Acquirer and the Paying Agent (i) exempting the Acquirer from the duty to withhold Israeli Taxes with respect to any Person, (ii) determining the applicable rate of Israeli Taxes to be withheld from the payment due to such Person, or (iii) providing any other instructions by the ITA regarding the payment or withholding with respect to the applicable portion of the consideration due to such Person. For the avoidance of doubt, a Qualified Withholding Certificate shall be specific for this Transaction and in any event shall not include an “assets and services” type of certificate.

“Registrar” means the Israeli Registrar of Companies operating under the Israeli Corporations Authority.

“Release Date” means the date that is eighteen (18) months after the Closing Date.

“Section 3(i)” means Section 3(i) of the Israeli Income Tax Ordinance.

“Section 102” means Section 102 of the Israeli Income Tax Ordinance.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers’ Incentive Securities” means the options or other restricted securities to be issued or granted to the Sellers at or as early as practicable following the Closing under the terms of Acquirer Incentive Plan and the grant instrument to be entered into by and between the Acquirer and each Seller.

“Sellers’ Majority” means Sellers who sold at least a majority of the Acquired Shares sold by all Sellers.

“Spreadsheet” means a spreadsheet in the form attached hereto as Exhibit E, which sets forth the following information: (i) the names of all of the Sellers and their respective addresses, e-mail addresses and, where available, the Israeli identification number and taxpayer identification number, (ii) the number and type of Company Shares held by each of the Sellers, (iii) the aggregate cash amounts payable to each Seller, (vii) the pro-rata share of each Seller among the Sellers, and (viii) a funds flow memorandum setting forth other information reasonably requested by Acquirer or the Paying Agent.

“Stock Consideration” means, if any, the portion of the Closing Payment to be paid by the Acquirer in Acquirer Stock.

“Straddle Period” means any Tax period beginning before or on the Locked Box Date and ending after the Locked Box Date.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net or gross income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, ad valorem, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, real property, share capital, social security, national health insurance, municipal taxes, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, of any kind whatsoever, duties, fees, levies or similar governmental charges or assessment of any nature, whether disputed or not, including any interest, consumer price index linkage, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Authority” means any Governmental Authority responsible for the imposition, administration, assessment and/or collection of any Tax.

“Tax Refund” means any refunds of Taxes paid by the Company prior to the Closing.

“Tax Return” means any return, declaration, statement, form, report, estimate, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed with a Tax Authority with respect to Taxes.

“Technology” means any or all of the following: (i) works of authorship including software programs, modules, algorithms, and schematics, whether in source code or executable code form, documentation (including programmers notes and annotations, technical and user documentation, specifications, manuals, instructions, designs, layouts, plans, drawings and bills of materials), (ii) databases, data compilations and collections and technical data, (iii) technology, methods and processes, algorithms and formulae, and (iv) devices, prototypes, designs, specifications and schematics.

“Transaction Documents” means, collectively, this Agreement, the exhibits, annexes and schedules to this Agreement, together with the Company Disclosure Schedule, the Shareholder Letters of Transmittal, the Binding Agreements and any other agreement, document, instrument or certificate contemplated by this Agreement.

“U.S. GAAP” means generally accepted accounting principles in the United States as in effect from time to time, consistently applied throughout the periods presented.

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